Exhibit 2.1

EXECUTION VERSION

AGREEMENT

AND

PLAN OF MERGER

between

NEOSTEM, INC.,

NBS ACQUISITION SUB I, INC.,

NBS ACQUISITION SUB II, LLC,

CALIFORNIA STEM CELL, INC.,

and

JASON LIVINGSTON
as the CSC Representative

TABLE OF CONTENTS
PAGE

ARTICLE I	Definitions; Interpretations 2

SECTION 1.01.	Definitions 2

SECTION 1.02.	Interpretation 14

ARTICLE II	The Mergers 14

SECTION 2.01.	The Mergers 14

SECTION 2.02.	Closing; Effective Time 15

SECTION 2.03.	Effects of the Mergers 15

SECTION 2.04.	Certificate of Incorporation and By-Laws 16

SECTION 2.05.	Directors and Officers 16

ARTICLE III	Conversion and Distribution of Securities 17

SECTION 3.01.	Conversion of Capital Stock 17

SECTION 3.02.	Treatment of Options 18

SECTION 3.03.	Consideration Spreadsheet 19

SECTION 3.04.	Payments; Exchange Procedures 20

SECTION 3.05.	Delivery of Certificates to Escrow Agent; Lock-Up 24

SECTION 3.06.	Additional Consideration 24

SECTION 3.07.	Document Deliveries at the Closing 28

SECTION 3.08.	Tax Consequences 30

SECTION 3.09.	Insurance 30

ARTICLE IV	Representations and Warranties of CSC 30

SECTION 4.01.	Organization, Good Standing and Qualification 31

SECTION 4.02.	Subsidiaries 31

SECTION 4.03.	Authorization 31

SECTION 4.04.	Non-contravention 31

SECTION 4.05.	No Consents 32

SECTION 4.06.	CSC Assets 32

SECTION 4.07.	Personal Property 32

SECTION 4.08.	Real Property 32

SECTION 4.09.	Absence of Questionable Payments 33

SECTION 4.10.	Financial Statements; Books and Records; Accounts Receivable 33

SECTION 4.11.	Capitalization; Votes 34

SECTION 4.12.	No Undisclosed Liabilities 35

SECTION 4.13.	Absence of Certain Developments 36

SECTION 4.14.	Taxes 36

SECTION 4.15.	Intellectual Property 38

SECTION 4.16.	Material Contracts 40

SECTION 4.17.	Employee Benefits Plans 42

SECTION 4.18.	Labor 44

SECTION 4.19.	Litigation 45

SECTION 4.20.	Compliance with Laws; Orders; Permits 46

SECTION 4.21.	Insurance 48

SECTION 4.22.	Related Party Transactions 49

SECTION 4.23.	Suppliers 49

SECTION 4.24.	Financial Advisors 49

SECTION 4.25.	Environmental Matters 49

SECTION 4.26.	Corporate Documents 50

SECTION 4.27.	No Further Representations 50

SECTION 4.28.	Non-Reliance 50

ARTICLE V	Representations and Warranties of Parent and Subco 50

SECTION 5.01.	Organization and Good Standing 50

SECTION 5.02.	Authorization 51

SECTION 5.03.	Conflicts; Consents of Third Parties 51

SECTION 5.04.	Litigation 51

SECTION 5.05.	Financial Advisors 52

SECTION 5.06.	Continuity of Business Enterprise 52

SECTION 5.07.	Issuance of the Parent Common Stock 52

SECTION 5.08.	Capitalization. 52

SECTION 5.09.	SEC Reports 52

SECTION 5.10.	Tax Matters 52

SECTION 5.11.	Financial Statements 53

SECTION 5.12.	Title to Properties 53

SECTION 5.13.	No Further Representations 53

SECTION 5.14.	Continuation of CSC Business 53

SECTION 5.15.	Non-Reliance 53

ARTICLE VI	Covenants and Agreements 54

SECTION 6.01.	Stockholder Approval; Information Statement 54

SECTION 6.02.	Access and Information 55

SECTION 6.03.	No Solicitation 56

SECTION 6.04.	Commercially Reasonable Efforts; Further Assurances 56

SECTION 6.05.	Employment Matters 57

SECTION 6.06.	Permits 58

SECTION 6.07.	CSC’s Affirmative Covenants 58

SECTION 6.08.	Parent’s Affirmative Covenants 59

SECTION 6.09.	CSC’s Negative Covenants 60

SECTION 6.10.	Parent’s Negative Covenants 62

ARTICLE VII	Conditions to Closing 62

SECTION 7.01.	Mutual Conditions 62

SECTION 7.02.	Conditions to the Obligations of Parent and Subco 63

SECTION 7.03.	Conditions to the Obligations of CSC and the CSC Stockholders 64

ARTICLE VIII	Survival of Representations and Warranties; Survival of Covenants; Indemnification 65

SECTION 8.01.	Survival of Representations, Warranties and Covenants 65

SECTION 8.02.	Indemnification 66

SECTION 8.03.	Limitations on Indemnification 68

SECTION 8.04.	Procedures 70

SECTION 8.05.	Escrow Account; CSC Expenses Escrow Account 72

SECTION 8.06.	Offset Rights 73

SECTION 8.07.	CSC Representative 74

ARTICLE IX	Termination 76

SECTION 9.01.	Termination 76

SECTION 9.02.	Effect of Termination 77

ARTICLE X	General Provisions 77

SECTION 10.01.	Notices 77

SECTION 10.02.	Expenses 78

SECTION 10.03.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial 78

SECTION 10.04.	Assignment; Successors and Assigns; No Third Party Rights 79

SECTION 10.05.	Counterparts; Facsimile 79

SECTION 10.06.	Headings 79

SECTION 10.07.	Entire Agreement 79

SECTION 10.08.	Amendment and Modification 80

SECTION 10.09.	Public Announcement 80

SECTION 10.10.	Amendment 80

SECTION 10.11.	Disclosures Generally 80

SECTION 10.12.	Extension; Waiver 80

SECTION 10.13.	Severability 81

SECTION 10.14.	Joint Negotiation and Drafting 81

SECTION 10.15.	Schedules 81

SECTION 10.16.	Specific Performance and Other Remedies 81

LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Restrictive Covenants Agreement
Exhibit C Exhibit D	Form of CSC Counsel Opinion Form of Joinder Agreement

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 11, 2014, is by and among NEOSTEM, INC., a Delaware corporation (“Parent”), NBS ACQUISITION SUB I, INC., a Delaware corporation (“Subco”), NBS ACQUISITION SUB II, LLC, a Delaware limited liability company (“Subco II”), CALIFORNIA STEM CELL, INC., a Delaware corporation (“CSC”), and Jason Livingston solely in his capacity as stockholder representative (together with his permitted successors, the “CSC Representative”).
RECITALS
WHEREAS, Parent desires to acquire the CSC Business through the Mergers as contemplated by this Agreement and each of the parties hereto has determined that the Mergers are consistent with and in furtherance of its respective long-term business strategies;
WHEREAS, the parties hereto intend that (i) Subco be merged with and into CSC (the “First Merger”), with CSC surviving the First Merger as the surviving entity and (ii) as soon as practicable thereafter, CSC be merged with and into Subco II (the “Second Merger” and together with the First Merger, the “Mergers”), with Subco II surviving the Second Merger, in each case on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, as consideration in the First Merger, Parent shall issue to the CSC Stockholders the Closing Merger Consideration and, if payable, shall pay to the CSC Stockholders the Milestone Payments in the amounts and on the terms described herein;
WHEREAS, concurrent with the execution and delivery of this Agreement, and as a material inducement to Parent and Subco to enter into this Agreement, Hans Keirstead has executed and delivered a Restrictive Covenants Agreement in the form of Exhibit B hereto (the “Restrictive Covenants Agreement”) providing for certain non-competition and non-solicitation covenants, to be effective upon the Closing;
WHEREAS, concurrent with the execution and delivery of this Agreement and as a material inducement to Parent and Subco to enter into this Agreement, the Scheduled Employee has executed and delivered to Parent an employment agreement on terms acceptable to Parent (the “Scheduled Employee Employment Agreement”) to be effective upon the Closing;
WHEREAS, the respective Boards of Directors of Parent and CSC have determined that the Mergers, in the manner contemplated herein, are advisable and in the best interests of their respective equity holders and, by resolutions duly adopted, have approved and adopted this Agreement; and
WHEREAS, the Board of Directors of Subco and the manager of Subco II have approved, and declared it advisable to enter into, this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
Definitions; Interpretations
SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Accredited Investor” shall mean a CSC Stockholder who completes and delivers to CSC or Parent prior to the Closing Date an investor questionnaire reasonably acceptable to Parent certifying that such CSC Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) and whom Parent in its sole discretion determines to be an “accredited investor”.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Agreement” is defined in the preamble hereto.

“Assumed Liabilities” means (i) the Liabilities of CSC recorded or reserved against on the Current Balance Sheet and (ii) the Liabilities incurred by CSC in the Ordinary Course of CSC’s Business after the Balance Sheet Date that are not Excluded Liabilities.
“Audit Notice” has the meaning set forth in Section 3.06(f).
“Balance Sheet Date” has the meaning set forth in Section 4.10.
“Bankruptcy/Equity Exception” has the meaning set forth in Section 4.03.
“BLA” has the meaning set forth in Section 3.06(b)(i).
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
“Cancelled Shares” has the meaning set forth in Section 3.01(e).
“Cell Therapy Product” means (i) any human cells, tissues, and cellular- and tissue- based products produced by CSC containing or consisting of human cells or tissues that are intended for implantation, transplantation, infusion, or transfer into a human recipient, including cancer stem cells, dendritic cells, neurology and ocular cells, integumentary cells, and any derivatives or formulations thereof, and (ii) any definition of Cell Therapy Product proscribed by applicable state, local, or other non-governmental regulatory body as such relates to a product produced by CSC.
“Certificates” has the meaning set forth in Section 3.04(d).
“Change in Control Agreement” means any plan, Contract, scheme or Benefit Plan (i) pursuant to which any amounts may become payable (whether currently or in the future) to any Person (including any Employee) as a result of or in connection with the Transactions or (ii) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Transactions, in each case including any such plan, scheme, Contract or Benefit Plan with respect to which the Transactions constitute a partial or “single trigger”.
“China JV Arrangements” means, collectively, (i) the Joint Venture Agreement, dated as of September 9, 2011 by and among WA Stemcell Technologies Ltd. (subsequently China Biotech Group Ltd.), WA HK, WA WFOE, and China Stem Cell, Inc., (ii) the Management Services Agreement, dated as of August 18, 2012, between Stem Cell China Ltd. and China Cell Technology Ltd. (f/k/a Stem Cell Technology Ltd.), (iii) the Management Services Agreement dated as of July 9, 2012, between China Biotech Group Ltd. (f/k/a WA Stemcell Technologies Ltd.) and China Cell Technology Ltd., as amended on August 11, 2012, (iv) the Technology License, dated as of August 24, 2011, between CSC and China Stem Cell, Inc., and (v) the Technology License, dated as of July 9, 2012, between China Stem Cell, Inc. and China Cell Technology Ltd.
“Claim Payment Date” has the meaning set forth in Section 8.05(c).
“Closing” has the meaning set forth in Section 2.02(a).
“Closing Common Stock Consideration” has the meaning set forth in Section 3.04(b)(vi).
“Closing Date” has the meaning set forth in Section 2.02(a).
“Closing Indebtedness” means the aggregate amount of the Indebtedness of CSC as of the opening of business on the Closing Date.
“Closing Indebtedness Share Amount” means a number of shares of Parent Common Stock equal to (i) Closing Indebtedness divided by (ii) $7.13.
“Closing Merger Consideration” means the consideration payable pursuant to Section 3.04(b)(iii) through (vii).
“Closing Share Consideration” has the meaning set forth in Section 3.04(g).
“Closing Transaction Value” means a number of shares of Parent Common Stock equal to 5,329,593 shares of Parent Common stock minus the Closing Indebtedness Share Amount minus the CSC Expense Excess Amount.

“COBRA” means Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means those efforts which are consistent with the practices of Parent for the development or commercialization of its own products.
“Continuing Employee” has the meaning set forth in Section 6.05(a).
“Consideration Spreadsheet” has the meaning set forth in Section 3.03.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“CSC” has the meaning set forth in the preamble hereto.
“CSC Acquisition Proposal” has the meaning set forth in Section 6.03.
“CSC Board Approval” has the meaning set forth in Section 4.12(g).
“CSC Business” means the business conducted by the CSC Group as of the date hereof, including the development of the DC/TC Oncology Product.
“CSC Charter” means the certificate of incorporation of CSC, as amended, in effect as of immediately prior to the First Effective Time.
“CSC Common Stock” means shares of common stock, par value $.001 per share, of CSC.
“CSC Disclosure Documents” has the meaning set forth in Section 6.01(f).
“CSC Disclosure Schedules” has the meaning set forth in introductory paragraph of Article IV.
“CSC Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by CSC or CSC Stockholders in connection with the consummation of the Transactions.
“CSC Expenses” means all legal, accounting and investment banking fees and expenses incurred by or on behalf of the CSC Group, including by or on behalf of the CSC Representative, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, all as more specifically as set forth in Schedule 1.01(a). For the avoidance of doubt, no fees and expenses shall be double counted when calculating CSC Expenses.
“CSC Expenses Escrow Account” means the escrow account established with the Escrow Agent in accordance with the Escrow Agreement to hold the CSC Expenses Escrow Amount, as further described in Section 3.04 and Section 8.05.
“CSC Expenses Escrow Amount” means 252,454 shares of Parent Common Stock.
“CSC Expense Excess Amount” means a number of shares of Parent Common Stock equal to (i) the amount, if any, by which the CSC Expenses exceed $1.8 million divided by (ii) $7.13.
“CSC Expenses Offset Payments” means fifty percent (50%) of any unrestricted funds received during the twelve (12) month period starting on the Closing Date from the license of CSC Technology, pursuant to grant programs on account of CSC Technology or pursuant to donations related to any of CSC’s clinical programs in effect as of the date hereof, including the CSC Serum Program.
“CSC Group” means CSC and each of its Subsidiaries, collectively. For the purposes of this Agreement, China Cell Technology Ltd. (f/k/a Stem Cell Technology Ltd.) is a Subsidiary of CSC and part of the CSC Group. Unless the context expressly indicates to the contrary, each reference herein to the CSC Group constitutes a reference to CSC and each other Person that is part of the CSC Group both conjunctively and disjunctively. Any reference herein to a “Person in the CSC Group” refers to CSC and any other entity that is a Person in the CSC Group.

“CSC Group Organizational Documents” has the meaning set forth in Section 4.01.
“CSC Indemnified Parties” has the meaning set forth in Section 8.02(b).
“CSC Intellectual Property” means all rights of the CSC Group with respect to any Intellectual Property, including but not limited to rights of ownership and rights under license from any Person.
“CSC Options” has the meaning set forth in Section 4.11(d).
“CSC Option Plan” has the meaning set forth in Section 4.11(d).
“CSC Permits” has the meaning set forth in Section 4.20(b).
“CSC Preferred Stock” means shares of preferred stock, par value $.001 per share, of CSC.
“CSC Product” means any Cell Therapy Product and any other product or service offering of the CSC Group or product or service that is researched, developed, manufactured, marketed, sold, licensed or distributed by the CSC Group or any other party on the CSC Group’s behalf.
“CSC Representative” has the meaning set forth in the preamble hereto.
“CSC Securities” means CSC Common Stock, CSC Preferred Stock and CSC Options.
“CSC Securityholders” means any holder of CSC Securities (other than holders of Dissenting Shares) as of immediately prior to the First Effective Time.
“CSC Serum Program” means technology of CSC based on stem cell secreted human growth factors beneficial for skin health.
“CSC Stockholder” means any holder of CSC Common Stock or CSC Preferred Stock as of immediately prior to the First Effective Time.
“CSC Technology” means the technology utilized by the CSC Group in connection with the CSC Business as of the date hereof.
“Current Balance Sheet” has the meaning set forth in Section 4.10.
“Damage” has the meaning set forth in Section 8.02(a).
“D&O Indemnified Parties” has the meaning set forth in Section 6.08(f).
“D&O Tail” has the meaning set forth in Section 6.08(f).
“DC/TC Oncology Product” shall mean a product created by combining an autologous dendritic cell with an autologous tumor stem cell utilizing the CSC manufacturing technology to create a therapeutic preparation which is intended to be used to treat the patient’s oncology indication, including melanoma, ovarian, renal, and glioblastoma.
“DGCL” has the meaning set forth in Section 2.01.
“Dissenting Shares” has the meaning set forth in Section 3.01(d)(i).
“DLLCA” has the meaning set forth in Section 2.01.
“Employee” means any current, former, or retired employee, officer, manager, or director of the CSC Group or of any Person deemed to be a co-employer with the CSC Group, or any other Person employed by the CSC Group under a contract of employment.
“End Date” has the meaning set forth in Section 9.01(c).

“Environmental Laws” means any Law relating to pollution or protection of the environment or public health and safety including Laws relating to the use, treatment, storage, transportation or handling of Hazardous Materials or the release, discharge, spill, emission, treatment, transportation or disposal of Hazardous Materials; or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and, in particular, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. (“EPCRA”), and other comparable state and local Laws and all rules, regulations and policy or guidance documents promulgated pursuant thereto or published thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, the CSC Group and any other Person that, together with CSC, would be treated as a single employer under Section 414 of the Code.
“Escrow Account” means the escrow account established with the Escrow Agent in accordance with the Escrow Agreement to hold the Escrow Amount.
“Escrow Agent” means Parent’s Transfer Agent, or any successor thereto acting as escrow agent under the Escrow Agreement.
“Escrow Agreement” has the meaning set forth in Section 3.04(a).
“Escrow Amount” means the Closing Merger Consideration deposited with the Escrow Agent pursuant to Sections 3.04(b)(v) and (vii).
“Escrow Period” has the meaning set forth in Section 8.05(a).
“Excess Damage” has the meaning specified in Section 8.03(b)(i).
“Exchange” has the meaning set forth in Section 7.01(e).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expiration Date” has the meaning set forth in Section 8.01(c).
“FDA” means the United States Food and Drug Administration or any successor agency performing similar functions.
“FDA Package” means the FDA and state regulatory filings, approvals, correspondence and audit reports provided by CSC to Parent and its counsel.
“Financial Statements” has the meaning set forth in Section 4.10.
“First Certificate of Merger” has the meaning set forth in Section 2.02(b).
“First Effective Time” has the meaning set forth in Section 2.02(b).
“First Merger” has the meaning set forth in the recitals hereto.
“Fair Market Value of Parent Stock” has the meaning set forth in Section 3.06(i).
“Fully Diluted Shares” means the sum, without duplication, of (i) the aggregate number of shares of CSC Common Stock that are issued and outstanding immediately prior to the First Effective Time, plus (ii) the aggregate number of shares of CSC Common Stock that are issuable upon conversion of all CSC Preferred Stock and other convertible securities immediately prior to the First Effective Time, plus (iii) the aggregate of the Net Option Shares held by all holders of CSC Options as of the Closing.
“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.
“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined, identified or otherwise characterized as hazardous, toxic, radioactive, or words of similar meaning or effect, under Environmental Laws or the release of which is regulated under Environmental Laws, or that poses a hazard to the health and safety of persons or the environment. Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances’’ as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; “chemical substance or mixture” as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; polychlorinated biphenyls; radon; and urea formaldehyde insulation.
“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vi) any indebtedness secured by a Lien on a Person’s assets.
“Indemnified Liabilities” means all Liabilities of the CSC Group that are not Assumed Liabilities. For the avoidance of doubt, the Indemnified Liabilities shall include the following:
(i)     all Liabilities existing as of the Closing Date owed or owing by the CSC Group to any CSC Stockholder or any Affiliate of a CSC Stockholder;
(ii)     all Liabilities existing as of the Closing Date of a nature properly characterized under GAAP as a long-term liability, including all Indebtedness properly characterized under GAAP as a long-term liability, but excluding deferred rent and deferred revenue;
(iii)     all Liabilities for Taxes relating to any period prior to the Closing or incurred as a result of the Transactions, including, without limitation, any such liability or obligation for any income, sales, use or similar Taxes resulting from the Transactions;
(iv)     all Damages directly or indirectly based upon, arising out of, resulting from or relating to (a) any violation of any Environmental Law by the CSC Group or any Person or entity acting on behalf of the CSC Group or any Person from or through which the CSC Group acquired title on or prior to the Closing Date (including, without limitation, any failure to obtain or comply with any permit, license or other operating authorization under provisions of any Environmental Law), (b) any violation of any rule, regulation or promulgation of the FDA by the CSC Group or any Person or entity acting on behalf of the CSC Group or any Person from or through which the CSC Group acquired title on or prior to the Closing Date, (c) any act, omission, event, condition or circumstance occurring or existing on or prior to the Closing, in connection with the CSC Business or otherwise relating to (X) removal, remediation, containment, cleanup or abatement of the presence of any Regulated Substance, whether on-site or off-site, or (Y) any claim by any third party, including without limitation, tort suits for personal or bodily injury, property damage or injunctive relief, or (d) any failure to comply with any other applicable Law;
(v)     all Liabilities arising out of any claims for indemnification or expense reimbursement by or in respect of any D&O Indemnified Party with respect to any matter to events, transactions, facts, circumstances, acts or omissions which occurred prior to or on the Closing Date; and
(vi) all Liabilities arising out of or related to the China JV Arrangements, including the termination thereof.
“Indemnified Party” has the meaning set forth in Section 8.02(d).
“Indemnifying Party” has the meaning set forth in Section 8.02(d).
“Indemnifying Party Defense Review Period” has the meaning set forth in Section 8.04(a)(ii).

“Intellectual Property” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, corporate names, trade dress rights, logos, rights to use Internet domain names, and other general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, technical data, procedures, clinical data, designs, drawings, specifications, databases, and other proprietary and confidential information, including, without limitation, lists and databases of attendees, speakers, exhibitors and sponsors, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), (v) all Software and Technology, (vi) all rights to any of the foregoing pursuant to any Intellectual Property License, and (vii) all rights of any nature related to any Cell Therapy Product.
“Intellectual Property License” means (i) any grant by the CSC Group to a third Person of any right to use any of the CSC Intellectual Property, and (ii) any grant to the CSC Group of a right to use a third-person’s Intellectual Property.
“Interim Financials” has the meaning set forth in Section 4.10.
“Investment Bank Engagement Letters” has the meaning set forth in Section 4.25.
“Investor Agreements” means each Contract between the CSC Group and any of its stockholders related to the capital stock of the CSC Group.
“Knowledge” means (i) with respect to CSC, the actual knowledge, after due inquiry, of Hans Keirstead, Robert O. Dillman, Michael McClurg, Jason Livingston, Christopher Airess, Gabriel Nistor and Andrew Cornforth, and (ii) with respect to Parent, the actual knowledge, after due inquiry, of Robin Smith, Stephen Potter and Robert Preti.
“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.
“Legal Proceeding” means any lawsuit, action, proceeding, inquiry, claim, allegation, order or investigation by or before any Governmental Authority.
“Letter of Transmittal” has the meaning set forth in Section 3.04(d).
“Liabilities” means debts, losses, claims, damages, fines, judgments, liabilities or obligations, whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and whether in contract, tort, strict liability or otherwise, and whether or not required to be included on a balance sheet prepared under GAAP.
“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) on any assets, any sale of receivables with recourse, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of leased property under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person, or voting trusts, proxies or restrictions (other than restrictions imposed by federal or state securities laws) of any kind on any assets.
“Liquidation Amount” has the meaning with respect to each share of CSC Preferred Stock specified in the CSC Charter for such share; provided, that (i) the Liquidation Amount for each share of CSC Preferred Stock as of the Closing shall be calculated on the basis of the issuance of a number of shares of Parent Common Stock equal to the Closing Transaction Value minus the CSC Expenses Escrow Amount pursuant to the terms of this Agreement and (ii) the Liquidation Amount as of the date on which a Milestone Payment is due and payable shall be calculated on the basis of all amounts previously paid in respect of such share of CSC Preferred Stock (including the Milestone Payment to be made at such time).
“Liquidation Preference Amount” shall mean, as of any point in time, the aggregate of the Liquidation Amounts of all outstanding shares of CSC Preferred Stock that is payable pursuant to the CSC Charter as of such time (it being understood that

Milestone Payments shall only be included in a calculation of the Liquidation Preference Amount when they become due and payable pursuant to Section 3.04).
“Liquidation Preference Amount Remainder” means, with respect to any Milestone Payment, the excess (if any) of (i) the Liquidation Preference Amount as of such Milestone Payment (including the amount of such Milestone Payment in the calculation thereof) over (ii) all amounts previously paid in respect of the CSC Preferred Stock prior to such Milestone Payment.
“Material Adverse Effect” means, with respect to any Person, any change, occurrence or development that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on (x) the business, results of operations, assets, liabilities, operations or condition (financial or otherwise) or prospects of such party and its subsidiaries taken as a whole, or (y) the ability of such Person to consummate the Transactions, but does not include any event, circumstance, change or effect that individually or in the aggregate results from (a) any event, condition or circumstance affecting the industry in which the Person is engaged, provided such Person is not disproportionately adversely impacted thereby, (b) the announcement or pendency of the Transactions, (c) any natural disaster, acts of war or terrorism, (d) any change or effect resulting from the announcement of this Agreement, including the loss of any Employees, customers, suppliers, partners or distributors, or compliance with its terms and conditions, (e) any failure to meet internal forecasts (it being understood that this clause (e) shall only relate to the event, circumstance, change or effect of failing to meet such forecast and not to any underlying matter that resulted in such failure), (f) any change or proposed change in GAAP or applicable Laws or (g) general economic, political or financial market conditions.
“Material Contract” has the meaning set forth in Section 4.17.
“Merger Consideration” means the aggregate amount payable to CSC Stockholders pursuant to this Agreement as a result of the Transactions.
“Mergers” has the meaning set forth in the recitals hereto.
“Milestone” has the meaning set forth in Section 3.06.
“Milestone Announcement Date” has the meaning set forth in Section 3.06(g).
“Milestone Payment” has the meaning set forth in Section 3.06.
“Milestone Period” has the meaning set forth in Section 3.06(d).
“Net Option Shares” means, with respect to each Vested CSC Option, the number of shares of CSC Common Stock that would be issuable upon a net exercise thereof as of the Closing.
“Notice of Claim” has the meaning set forth in Section 8.04(a)(i).
“Notice of Objection” has the meaning set forth in Section 8.05(d).
“Offer Package Agreements” means Parent’s form of (i) General Release, (ii) Proprietary Information Agreement, (iii) Employment Agreement & Mutual Agreement to Arbitrate, (iv) Data Privacy Agreement, (v) Non-competition and Non-solicitation Agreement (where permissible in accordance with applicable Law) and (vi) such other agreements and documents as the Parent requires generally of its employees.
“Offset Amount” has the meaning set forth in Section 8.06(a).
“Offset Notification” has the meaning set forth in Section 8.06(b).
“Option Cancellation Agreement” has the meaning set forth in Section 3.02(b).
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.
“Ordinary Course of CSC’s Business” means the ordinary and usual course of day-to-day operations of the CSC Business through the date hereof consistent with past practice.
“Parent” has the meaning set forth in the preamble hereto.

“Parent Common Stock” means shares of common stock, par value $0.001 per share, of Parent.
“Parent Indemnified Parties” has the meaning set forth in Section 8.02(a).
“Parent Share Value” means as of any date, the volume weighted average of the closing prices of sales of Parent Common Stock on the primary Exchange on which Parent Common Stock is listed or quoted for the five (5) trading days ending on the trading day prior to such date.
“Payment Date” has the meaning set forth in Section 3.04(c).
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority and any non-governmental regulatory body licenses, certifications or accreditations, such as those from the American Association of Blood Banks (AABB) and the Foundation for the Accreditation of Cellular Therapy (FACT).
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.
“Phase I Trial” has the meaning set forth in Section 3.06(b)(i).
“Phase II Trial” has the meaning set forth in Section 3.06(b)(i).
“Pro Rata Portion” means with respect to each CSC Securityholder, the quotient obtained by dividing at such time (x) the value of the consideration payable to such CSC Securityholder, by (y) the total consideration payable to all CSC Securityholders as of such time.
“Purchaser Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by Parent or Subco in connection with the consummation of the Transactions.
“Related Person” has the meaning set forth in Section 4.23.
“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.
“Representatives” means, with respect to any Person, such Person’s managers, members, officers, directors, employees, stockholders, agents, financial advisors or representatives.
“Requisite Milestone Approval” has the meaning set forth in Section 3.06(e).
“Requisite Stockholder Approval” shall mean the adoption and approval, by written consent in accordance with the CSC Charter and applicable Law, of this Agreement and the Transactions by (a) holders of at least a majority of the shares of CSC Preferred Stock then outstanding, voting together as a single class and (b) the holders of at least a majority of the CSC Common Stock and CSC Preferred Stock then outstanding, voting together on an as converted basis.
“Restrictive Covenants Agreement” has the meaning set forth in the recitals hereto.
“Scheduled Employee” means the Employee listed on Schedule 7.02(d)(i).
“Scheduled Employee Employment Agreement” has the meaning set forth in the recitals hereto.
“SEC” means the Securities and Exchange Commission.
“SEC Reports” has the meaning set forth in Section 5.09.
“Second Certificate of Merger” has the meaning set forth in Section 2.02(c).
“Second Effective Time” has the meaning set forth in Section 2.02(c).
“Second Merger” has the meaning set forth in the recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.
“Security Right” means, with respect to any equity security of the CSC Group, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, Contract, understanding or arrangement of any kind relating to such security, whether issued or unissued, vested or unvested, or any other security convertible into or exchangeable for any such security. “Security Right” includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting, and includes rights conferred by any Law, the CSC Group Organizational Documents or by agreement.
“Subco” has the meaning set forth in the preamble hereto.
“Subco II” has the meaning set forth in the preamble hereto.
“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly (a) owns, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) controls the management.
“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
“Soliciting Materials” has the meaning set forth in Section 6.01(c).
“Stockholder Approval” has the meaning set forth in Section 6.08(g).
“Surviving Company” has the meaning set forth in Section 2.01(b).
“Tail Policies” has the meaning set forth in Section 6.08(f).
“Tax,” “tax,” “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, environmental, windfall profits, customs duties, fees, or other like assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502‑6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.
“Tax Return” or “tax return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Person within the CSC Group or any Affiliate of any Person within the CSC Group.
“Technology” means, collectively, (i) all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, (ii) all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein, and (iii) all related technology that is used in, incorporated in, embodied in, displayed by or relate to any of the foregoing or is otherwise owned or used by the CSC Group.
“Termination Date” has the meaning set forth in Section 8.05(b).
“Third Party Claim” has the meaning set forth in Section 8.04(a)(i).
“Third Party Defense” has the meaning set forth in Section 8.04(a)(ii).
“Threshold” has the meaning set forth in Section 8.03(a)(i).
“Total Consideration” has the meaning set forth in Section 3.06(i).
“Transaction Documents” means Purchaser Documents and CSC Documents.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.
“Transfer” has the meaning set forth in Section 3.05(c).
“Vested CSC Option” has the meaning set forth in Section 3.02(b).
“Year-End Financials” has the meaning set forth in Section 4.10.

SECTION 1.02 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

ARTICLE II
The Mergers

SECTION 2.01 The Mergers. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”), as applicable:

(a)At the First Effective Time, the First Merger shall be effected by Subco merging with and into CSC. From and after the First Effective Time, the separate corporate existence of Subco shall cease and CSC shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent; and

(b)At the Second Effective Time, the Second Merger shall be effected by CSC merging with and into Subco II. From and after the Second Effective Time, the separate corporate existence of CSC shall cease and Subco II shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent. Subco II, in its capacity as the entity surviving the Second Merger, is hereinafter sometimes referred to as the “Surviving Company.”

SECTION 2.02 Closing; Effective Time.

(a)The closing of the Transactions in connection with the First Merger (the “Closing”) shall be held at the offices of Lowenstein Sandler LLP, 65 Livingston Avenue, Roseland, New Jersey 07068 or such other place as the parties may agree, as soon as practicable (but in any event within five (5) Business Days) following the date upon which all conditions set forth in Article VII hereof have been satisfied or (to the extent permitted by this Agreement and applicable Law) waived, or at such other date as Parent and CSC may agree, provided that the conditions set forth in Article VII have been satisfied or (to the extent permitted by this Agreement and applicable Law) waived at or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.”

(b)At the Closing, Subco and CSC shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by Section 251 of the DGCL, and executed and filed in accordance with the relevant provisions of the DGCL. The time of acceptance of such filing by the Secretary of State of the State of Delaware, or such later time as shall be agreed upon by Parent and CSC and specified in the First Certificate of Merger, is referred to herein as the “First Effective Time”.

(c)As soon as practicable after the First Effective Time, CSC and Subco II shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by Section 251 of the DGCL and Section 18‑209 of the DLLCA, and executed and filed in accordance with the relevant provisions of the DGCL and the DLLCA. The time of acceptance of such filing by the Secretary of State of the State of Delaware, or such later time as shall be agreed upon by CSC and Subco II and specified in the Second Certificate of Merger, is referred to herein as the “Second Effective Time”.

SECTION 2.03    Effects of the Mergers.

(a)    At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time all the property, rights, privileges, powers and franchises of CSC and Subco shall vest in CSC, and all Liabilities and duties of CSC and Subco shall become Liabilities and duties of CSC.

(b)    At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time all the property, rights, privileges, powers and franchises of CSC and Subco II shall vest in the Surviving Company, and all Liabilities and duties of CSC and Subco II shall become Liabilities and duties of the Surviving Company.

SECTION 2.04    Certificate of Incorporation and By-Laws.

(a)    At the First Effective Time, (i) the CSC Charter shall be amended as of the First Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the certificate of incorporation of Subco (other than the corporate name and any other modifications requested by Parent), and (ii) the by-laws of CSC as in effect immediately prior to the First Effective Time shall be amended as of the First Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the by-laws of Subco (other than the corporate name and any other modifications requested by Parent), in each case until amended in accordance with applicable Law.

(b)    At the Second Effective Time, (i) the certificate of formation of Subco II shall continue unchanged and shall be the certificate of formation of the Surviving Company, until thereafter amended as provided therein and by the DLLCA, and (ii) the limited liability company agreement of Subco II shall continue unchanged and be the limited liability company agreement of the Surviving Company, until thereafter amended as provided therein and by the DLLCA.

SECTION 2.05    Directors and Officers.

(a)    At the First Effective Time, individuals designated by Parent prior to the First Effective Time shall be the officers and directors of CSC, in each case until their respective successors are duly elected and qualified. On or prior to the Closing, CSC shall deliver to Parent a written resignation, in form and substance satisfactory to Parent, from each director and officer of CSC, effective as of the First Effective Time.

(b)    At the Second Effective Time, (i) the manager of Subco II immediately prior to the Second Effective Time shall continue to be the manager of the Surviving Company immediately after the Second Effective Time until his or her successor is duly elected and qualified, and (ii) the officers of Subco II immediately prior to the Second Effective Time shall continue to be the officers of the Surviving Company immediately after the Second Effective Time until their respective successors are duly appointed.

ARTICLE III
Conversion and Distribution of Securities

SECTION 3.01    Conversion of Capital Stock.

(a)Conversion of Subco Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, by virtue of the First Merger and without any action on the part of any Person, each share of capital stock of Subco issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of CSC.

(b)Conversion of CSC Common Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, by virtue of the First Merger and without any action on the part of any Person, each outstanding share of CSC Common Stock (other than any Dissenting Shares and any Cancelled Shares) shall be canceled and converted automatically into the right to receive the portion of the Closing Common Stock Consideration and the Milestone Payments payable in respect of each share of CSC Common Stock pursuant to, and subject to the terms and conditions of, as applicable, Section 3.04 and Section 3.06, payable to the holder thereof in Parent Common Stock or cash as provided for in such section, upon (x) surrender of the Certificate representing such shares of CSC Common Stock (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit), and (y) delivery of an executed Letter of Transmittal, in each case as provided in Section 3.04.

(c)Conversion of CSC Preferred Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, by virtue of the First Merger and without any action on the part of any Person, each outstanding share of CSC Preferred Stock (other than any Dissenting Shares and any Cancelled Shares) shall be canceled and be converted automatically into the right to receive the applicable portion of the Liquidation Preference Amount payable in respect of each such share of CSC Preferred Stock pursuant to, and subject to the terms and conditions of, as applicable, Section 3.04 and Section 3.06, payable to the holder thereof in Parent Common Stock or cash as provided for in such section, upon (x) surrender of the Certificate representing such shares of CSC Preferred Stock (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit), and (y) delivery of an executed Letter of Transmittal, in each case as provided in Section 3.04.

(d)Dissenting Shares.
(i)Notwithstanding any provision of this Agreement to the contrary, any shares of CSC Common Stock or CSC Preferred Stock held by a CSC Stockholder who demands and perfects appraisal/dissenter’s rights for such shares in accordance with Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the California Corporations Code (the “CCC”) and who, as of the First Effective Time, has not effectively withdrawn or lost such appraisal rights (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Merger Consideration pursuant to Sections 3.04 or 3.06, but the holder thereof shall only be entitled to such rights as are granted by the DGCL or the CCC.

(ii)If any CSC Stockholder who holds Dissenting Shares as of the First Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal/dissenter’s rights under the DGCL and CCC, then, as of the later of the First Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive the applicable consideration specified in clause (b) or (c) above pursuant to and subject to Sections 3.04 and 3.06 (subject to the indemnification provisions set forth in ARTICLE VIII) without interest thereon upon surrender of the Certificate representing such shares.

(e)Cancelled Shares. Each share of CSC Common Stock and CSC Preferred Stock that is held in treasury by CSC immediately prior to the First Effective Time (the “Cancelled Shares”) shall, by virtue of the First Merger and without any action on the part of CSC, be cancelled and shall cease to exist and no consideration shall be delivered in exchange for such cancellation.

(f)Second Effective Time. As of the Second Effective Time, all shares of common stock of CSC issued and outstanding following the First Effective Time shall automatically be cancelled and shall cease to exist. At the Second Effective Time, each common unit of Subco II that is issued and outstanding immediately prior to the Second Effective Time will continue to constitute one validly issued common unit of the Surviving Company. Such common unit shall be the only equity interest of the Surviving Company issued and outstanding immediately after the Second Effective Time.

SECTION 3.02 Treatment of Options.

(a)    Vesting and Termination of CSC Options. Promptly after the execution of this Agreement, CSC shall adopt such resolutions and take such actions as are necessary and sufficient to cause each CSC Option that is outstanding and unvested as of the date hereof to vest and become exercisable as to all shares of CSC Common Stock subject thereto effective as of immediately prior to the First Effective Time. In no event shall Parent assume any Company Options.

(b)    Payout of CSC Options. At the First Effective Time, each CSC Option outstanding immediately prior to the First Effective Time (inclusive of all CSC Options accelerated and vested pursuant to Section 3.02(a), each a “Vested CSC Option”) will be cancelled and extinguished and be converted into the right to receive without interest, upon delivery by the holder of such Vested CSC Option to Parent of a cancellation agreement reasonably acceptable to Parent (“Option Cancellation Agreement”), for each share of CSC Common Stock that would be obtainable upon exercise of the Vested CSC Option as of immediately prior to the Effective Time, an amount equal to the portion of the Closing Common Stock Consideration and Milestone Payments payable in respect of the Net Option Shares subject to such Vested CSC Option.

(c)    Company Action. Promptly after the date hereof, CSC shall adopt such resolutions and take such actions as are necessary and sufficient to cause (i) all Vested Company Options to be treated as set forth in this Section 3.02, (ii) each holder of a Vested Company Option to execute and deliver an Option Cancellation Agreement, (iii) all Security Rights (other than Vested Company Options) to be terminated as of immediately prior to the Closing, and (iv) the CSC Option Plans to be terminated effective upon the Closing.

(d)    Disclosure. Promptly after the date hereof, CSC shall deliver proper notice to each holder of a CSC Option informing such holder of the effect of the Mergers on the CSC Options and to provide each such holder a reasonable opportunity to exercise such holder’s CSC Options (if applicable) prior to the First Effective Time.

SECTION 3.03 Consideration Spreadsheet. At least five (5) Business Days prior to the Closing Date, CSC shall deliver to Parent a certificate (the “Consideration Spreadsheet”) signed by the CSC Representative (on behalf of the CSC Stockholders) and the Chief Executive Officer and the Chief Financial Officer of CSC certifying as to the accuracy and completeness, in each case as of the Closing, of:

(a)    the aggregate CSC Expenses as of the Closing and the wire instructions for each Person to whom any portion of the CSC Expenses shall be due and payable in connection with the Closing;

(b)    the aggregate Closing Indebtedness, Closing Indebtedness Share Amount and the wire instructions for each Person to whom any portion of the Closing Indebtedness shall be due and payable in connection with the Closing;

(c)    (i) a calculation of the Liquidation Preference Amount payable as of the Closing, (ii) a calculation of the Liquidation Preference Amount Remainder payable in respect of each Milestone Payment (assuming payment in full of such Milestone Payment) and (iii) a breakdown of the Liquidation Amounts payable in respect of each share of CSC Preferred Stock as of each such payment;

(d)    a calculation of the aggregate Closing Common Stock Consideration payable as of the Closing and shares of Parent Common Stock payable in respect of each Milestone Payment, and a breakdown of the the Closing Common Stock Consideration payable to each holder of CSC Common Stock;

(e)    a breakdown of the distribution of the CSC Expenses Escrow Amount to each CSC Securityholder, assuming the distribution thereof pursuant to Section 8.05(b)(i);

(f)    the number of Fully Diluted Shares;

(g)(i) the identity and mailing address of record of each holder of CSC Options, (ii) the number of shares of CSC Common Stock subject to CSC Options held by such holder, (iii) the Net Option Shares with respect to such CSC Option, (iv) whether such option holder is an Accredited Investor, the portion of the Closing Common Stock Consideration payable to such holder pursuant to Section 3.04 and the CSC Charter as a result of the First Merger in respect of such holder's Net Option Shares, (v) for each Milestone Payment, the shares of Parent Common Stock payable to such holder in respect of the Net Option Shares pursuant to Section 3.06 and the CSC Charter on account of the achievement of such Milestone, (vi) the Pro Rata Portion of such holder, and (vii) whether such CSC Option is qualified as an “incentive stock option” under Section 422 of the Code;

(h)(i) the identity and mailing address of each record holder of a share of CSC Preferred Stock, (ii) the number and type of share held by each such Person, (iii) whether such record holder is an Accredited Investor, (iv) the aggregate Liquidation Amount payable to such holder at the Closing pursuant to Section 3.04 and the CSC Charter, (v) for each Milestone Payment, the aggregate Liquidation Amount payable to such holder as of the payment of such Milestone Payment pursuant to Section 3.06 and the CSC Charter, and (vi) the Pro Rata Portion of such holder; and

(i)(i) the identity and mailing address of each record holder of a share of CSC Common Stock, (ii) the number of shares held by each such Person, (iii) whether such record holder is an Accredited Investor, (iv) the portion of the Closing Common Stock Consideration payable to such holder pursuant to Section 3.04 and the CSC Charter as a result of the First Merger, (v) for each Milestone Payment, the shares of Parent Common Stock payable to such holder pursuant to Section 3.06 and the CSC Charter on account of the achievement of such Milestone, and (vi) the Pro Rata Portion of such holder.

CSC shall give Parent timely access to all supporting workpapers used in the preparation of the Consideration Spreadsheet, which Consideration Spreadsheet, when in form and substance satisfactory to and approved by Parent, in its reasonable discretion, shall be used as the definitive calculation of the Merger Consideration payable to the CSC Stockholders in connection with the Mergers and the disbursement thereof. Prior to the date hereof, CSC shall have delivered a best estimate of the Consideration Spreadsheet, and the Consideration Spreadsheet to be delivered by CSC five (5) Business Days prior to the Closing Date shall be consistent in form with such estimate (in all material respects).

SECTION 3.04 Payments; Exchange Procedures.

(a)    Parent, CSC and the CSC Representative shall mutually appoint the Escrow Agent to act as paying agent for the payment of the Closing Merger Consideration and, if applicable, any Milestone Payment in accordance with this Article III and, in connection therewith, shall promptly enter into that certain Escrow Agreement with the Escrow Agent in substantially the form attached hereto as Exhibit A (subject to such modifications thereof as the Escrow Agent shall reasonably request prior to the Closing and as shall be accepted by Parent and CSC (such acceptance not to be unreasonably denied)) (the “Escrow Agreement”). The stock certificates representing the shares of Parent Common Stock held in escrow shall bear restrictive legends as set forth in the Escrow Agreement. The Escrow Agreement shall prohibit transfers of interests in the Escrow Account or any of the Closing Common Stock Consideration, directly or indirectly, until released from the Escrow Account.

(b)    At or promptly after the First Effective Time, Parent shall:
(i)repay the Closing Indebtedness (as set forth in the Consideration Spreadsheet) on behalf of the CSC Group in full pursuant to the Payoff Letters;
(ii)pay the CSC Expenses (as set forth in the Consideration Spreadsheet), on behalf of the CSC Group in full;
(iii)deposit with the Escrow Agent out of the Closing Transaction Value the CSC Expenses Escrow Amount, to be held on behalf of the CSC Securityholders as of the First Effective Time in accordance with the Escrow Agreement and this Agreement;
(iv)pay, or cause to be paid, out of the Closing Transaction Value shares of Parent Common Stock (valued at $7.13 per share) equal to seventy five percent (75%) of the Liquidation Preference Amount as of the Closing and as specified in the Consideration Spreadsheet, to the holders of CSC Preferred Stock as of the First Effective Time;
(v)deposit with the Escrow Agent out of the Closing Transaction Value shares of Parent Common Stock (valued at $7.13 per share) equal to twenty five percent (25%) of the Liquidation Preference Amount as of the Closing as specified in the Consideration Spreadsheet, to be held on behalf of the holders of CSC Preferred Stock as of the First Effective Time;
(vi)with respect to the balance of the Closing Transaction Value not paid out or deposited with the Escrow Agent pursuant to clauses (iii) through (v) above (such balance amount, the “Closing Common Stock Consideration”), pay, or caused to be paid, shares of Parent Common Stock (valued at $7.13 per share) equal to seventy five (75%) of the Closing Common Stock Consideration to the holders of CSC Common Stock and CSC Options as of the First Effective Time (treating such holders of CSC Options as the holders of the Net Option Shares underlying such CSC Options) as specified in the Consideration Spreadsheet; and
(vii)deposit with the Escrow Agent shares of Parent Common Stock (valued at $7.13 per share) equal to the balance of the Closing Common Stock Consideration not paid out pursuant to clause (vi) above to be held on behalf of the holders of CSC Common Stock and CSC Options as of the First Effective Time (treating such holders of CSC Options as the holders of the Net Option Shares underlying such CSC Options).
For the avoidance of doubt, the aggregate number of shares of Parent Common Stock included in the Closing Merger Consideration shall be equal to the Closing Transaction Value.

(c)    Exchange Procedures. Within five (5) Business Days after the First Effective Time, Parent and the CSC Representative shall instruct the Escrow Agent to deliver to each CSC Stockholder a notice advising each such CSC Stockholder of the occurrence of the Closing and the procedure for surrendering to the Escrow Agent any certificates representing CSC Securities (“Certificates”), and directing each such CSC Stockholder to comply with the terms of Section 10.09 (Public Announcements) hereof, in each case together with a letter of transmittal in a form acceptable to Parent (each, a “Letter of Transmittal”). If such CSC Stockholder has complied with the foregoing, then such CSC

Stockholder shall be paid on or promptly after the Escrow Agent’s receipt of such Letter of Transmittal, Certificates and other documents, the Termination Date or the applicable Milestone Payment Date (each a “Payment Date”), the amount, without interest, that such CSC Stockholder is entitled to receive in respect of the CSC Securities evidenced by such Certificates pursuant to Section 3.04 and Section 3.06 (as and when due hereunder) and the Certificates so surrendered shall immediately be canceled. If a CSC Stockholder has not delivered an executed Letter of Transmittal, together with its Certificates, by the applicable Payment Date, then such CSC Stockholder shall be paid promptly after the Escrow Agent receives such documents, the amount, without interest, that such CSC Stockholder is entitled to receive in respect of the CSC Securities evidenced by such Certificates pursuant to Section 3.04 and Section 3.06 (as and when due hereunder) as provided in Section 8.05 and the Certificates so surrendered shall immediately be canceled. Until so surrendered, any outstanding Certificates shall be deemed from and after the First Effective Time, for all corporate purposes, to evidence only the right to receive the amounts specified by Section 3.04 and Section 3.06 (as and when due hereunder) and payable in respect of the CSC Securities evidenced by such Certificates in accordance with such provisions.

(d)    Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Escrow Agent shall, on behalf of Parent, pay, from the Closing Merger Consideration the amounts specified by Section 3.04 and Section 3.06 (as and when due hereunder) in respect of the CSC Securities evidenced by such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof; provided, that Parent may, in its reasonable discretion and as a condition precedent to payment, require the owner of such lost, stolen or destroyed Certificate to provide an agreement of indemnification, in form reasonably satisfactory to Parent, as indemnification against any claim that may be made with respect to the Certificate alleged to have been lost, stolen or destroyed.

(e)    Transfers of Ownership. If the consideration payable in respect of CSC Securities in accordance with Section 3.04 and Section 3.06 (as and when due hereunder), as applicable, is to be paid to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, then it shall be a condition of payment that (i) the Certificates so surrendered are properly endorsed and otherwise in proper form for transfer, and (ii) the Person requesting such payment has (A) paid to Parent or the Escrow Agent any transfer or other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the Certificates surrendered, or (B) established to the satisfaction of Parent or the Escrow Agent that such Tax has been paid or is not applicable.

(f)    Withholding for Payment of Taxes. Parent, the Surviving Company or the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Company or the Escrow Agent is required to deduct and withhold under any applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company or the Escrow Agent and paid to the proper Governmental Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Parent, the Surviving Company or the Escrow Agent, and Parent, the Surviving Company or the Escrow Agent as the case may be, shall (i) give written notice to each such Person of any such withholding, and (ii) promptly provide any such Person with any additional documentation required for such Person’s Tax filings that may be reasonably requested by such Person.

(g)    Closing Share Consideration; No Liability. Subject to the second sentence of this Section 3.04(g), any portion of the Closing Merger Consideration not otherwise held in the Escrow Account or CSC Expenses Escrow Account (the “Closing Share Consideration”) that remains undistributed to the CSC Stockholders as of the first anniversary of the Closing Date shall be delivered to Parent, upon demand, and any CSC Stockholder (other than a holder of Dissenting Shares) who has not complied with this Section 3.04 shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, the Surviving Company or the Escrow Agent shall be liable to any CSC Securityholder for any consideration delivered to a public official as required by any abandoned property, escheat or other similar Law.

(h)    No Further Ownership Rights. Payment of the consideration pursuant to Section 3.04 and 3.06 (in each case, as applicable), shall be deemed to have been paid in full satisfaction of all rights pertaining to the CSC Securities and there shall be no further registration of transfers on the records of the Surviving Company of the CSC Securities which were outstanding as of immediately prior to the First Effective Time. If, after the First Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Section 3.04.

(i)    Fractional Amounts. Notwithstanding anything to the contrary contained in this Article III, in lieu of the issuance of any fractional share of Parent Common Stock in respect of the consideration payable to the CSC Stockholders pursuant to this Article III, Parent shall pay (either via the Escrow Agent or through payroll of Parent or the Surviving Company) to any CSC Stockholder who would otherwise be entitled to receive such fractional share of Parent Common Stock an amount in cash (rounded to the nearest cent) determined by multiplying (A) $7.13 by (B) such fraction of a share of Parent Common Stock (rounded to the nearest thousandth) that such individual would otherwise be entitled to receive pursuant to this Article III. To the extent any such fractional shares are being held by the Escrow Agent, the parties shall cause the Escrow Agent to return such fractional shares to Parent.

SECTION 3.05 Delivery of Certificates to Escrow Agent; Lock-Up.

(a)    Promptly following the First Effective Time, Parent shall deposit with the Escrow Agent, for distribution in accordance with the Escrow Agreement, certificates representing the Parent Common Stock included in the Closing Merger Consideration in the name of the Escrow Agent for eventual distribution to the CSC Securityholders consistent with the Escrow Agreement and the Consideration Spreadsheet. So long as any shares of Parent Common Stock are held in escrow, the Escrow Agreement shall provide that the shares of Parent Common Stock shall be voted on any matter presented to the shareholders of Parent by the CSC Representative.

(b)    All certificates evidencing shares of Parent Common Stock issuable pursuant to the Transactions shall bear the following or similar legend on their face, if required in compliance with federal and state securities Laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NOR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO TRANSFER RESTRICTIONS. FOLLOWING THE EXPIRATION OF SUCH TRANSFER RESTRICTIONS, THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.”
(c)    The Closing Share Consideration shall be issued subject to the following transfer restrictions. The Closing Share Consideration may not be sold, pledged, hypothecated, offered for sale, contracted for sale (including, without limitation, any short sale), made subject to any option, right or warrant to purchase or otherwise transferred, assigned or disposed of, directly or indirectly (any of the foregoing, a “Transfer”) without the consent of Parent until the first anniversary of the Closing Date; provided that, on the first Business Day following the six-month anniversary of the First Effective Time, the foregoing restrictions shall lapse with respect to 50% of the Closing Share Consideration. No Transfer in violation of the foregoing will be effective for any purpose or confer on any transferee or purported transferee any rights whatsoever. The foregoing restrictions shall also apply to any securities issued in the event of a stock dividend or distribution, a forward or a reverse stock split or other reclassification of shares of Parent Common Stock to the extent and for the duration that the shares of Parent Common Stock with respect to which such securities were issued are subject to the foregoing restrictions.

SECTION 3.06 Additional Consideration.

(a)    Subject to the terms and conditions of this Agreement, Parent shall pay the consideration specified below upon the achievement of each of the following events (each, a “Milestone”, and each payment in respect of a Milestone, a “Milestone Payment”):

Milestone	Additional Consideration
Completion of enrollment in the Phase III Trial of the DC/TC Oncology Product for melanoma	$7,500,000
FDA approval of a BLA for the DC/TC Oncology Product in the United States for melanoma, provided that in the event that this Milestone is achieved prior to the achievement of Milestone 1, the Milestone Payment in connection with Milestone 1 shall also be accelerated unless the FDA requires the completion of enrollment in the Phase III Trial of the DC/TC Oncology Product for melanoma	$10,000,000
Approval by the relevant Governmental Authority for the marketing of the DC/TC Oncology Product in the European Union	$5,000,000
Completion of enrollment in the Phase II Trial of the DC/TC Oncology Product for a second DC/TC Oncology Product indication	$2,500,000
Completion of enrollment in the Phase III Trial of the DC/TC Oncology Product for a second DC/TC Oncology Product indication	$2,500,000
FDA approval of a BLA, or BLA supplement, for the DC/TC Oncology Product for a second DC/TC Oncology Product indication	$5,000,000
FDA approval of an additional BLA, or BLA supplement, for the DC/TC Oncology Product for other clinical indications not covered in Milestones 1 through 6 (not to exceed 3 additional clinical indications)
$2,500,000 (per approval), up to $7,500,000 in the aggregate
Royalties payable from sales of a dermatological serum based on a CSC Serum Program	Royalty of 35% on net profit arising from such sales up to a total payment of $50,000,000

(b)    Definitions: For purposes of determining Milestone Payments:

(viii)“BLA” means a Biologics License Application submitted to the FDA pursuant to the Public Health Service Act.
(ix)“Phase II Trial” has the meaning specified in 21 C.F.R. § 312.21(b).
(x)“Phase III Trial” has the meaning specified in 21 C.F.R. § 312.21(c).

(c)    Diligence.

(i)    During the Milestone Period, Parent directly, or through one of its Subsidiaries, shall use Commercially Reasonable Efforts to achieve the Milestones; provided, however, that Parent shall have no obligation to continue to use such Commercially Reasonable Efforts if it determines that the development and/or commercialization of the DC/TC Oncology Product is no longer advisable or in the best interest of Parent and its stockholders.

(ii)    If Parent or its Affiliates terminates or abandons all development and, if commenced as of such time, commercialization activities with respect to the Milestones, Parent shall send a written notice thereof to the CSC Representative together with an explanation of the reasons for such cessation of activities
(xi)
(d)    Recordkeeping. Until the earlier of (A) such time as all Milestone Payments have been paid by Parent pursuant to this Section 3.06 or (B) Parent has notified the CSC Representative that, despite using its Commercially Reasonable Efforts, the Milestones have become incapable of fulfillment (the “Milestone Period”), and thereafter, as needed for any audit requested during the Milestone Period with respect to such Milestones, Parent shall, and shall cause its applicable Affiliates to, maintain reasonable documentation, consistent with Parent’s customary practices and in compliance with applicable Laws, regarding its activities relating to seeking and obtaining the Milestones.

(e)    Audit Rights. If the CSC Representative desires to pursue audit compliance with this Section 3.06 during the Milestone Period, the CSC Representative shall give written notice to Parent of its desire to conduct such audit (the “Audit Notice”). Within ten (10) Business Days after Parent’s receipt of the Audit Notice, Parent shall afford the CSC Representative and an independent accounting firm engaged by the CSC Representative (the “Representative’s Accountant”) reasonable access, during normal business hours, to such information in the possession of Parent and its Affiliates as may reasonably be requested by the CSC Representative and the Representative’s Accountant for the purposes of determining compliance with this Section 3.06. The CSC Representative may deliver an Audit Notice no more often than one (1) time per year.

(f)    Reporting. Until the expiration of the Milestone Period, Parent shall provide the CSC Representative, on a semi-annual basis, on or about February 1st and August 1st of each year within such period, a written summary in reasonable detail regarding the status of its efforts to achieve the Milestones and Parent’s progress with respect thereto, including Parent’s then-current plans for progressing toward the achievement thereof (each such report, an “Update Report”). Within twenty (20) Business Days after delivery of an Update Report, if the CSC Representative requests in writing a meeting with representatives of Parent to discuss such report, Parent shall make available for such a meeting to be held in Parent’s offices one or more representatives (as determined by Parent); provided, however, that, for the avoidance of doubt, at any such meeting, other representatives (including counsel and advisors) of Parent and the CSC Representative may be present. The CSC Representative may not request more than two (2) meetings with the Buyer in any twelve (12) month period. In the absence of a timely written request by the CSC Representative for such a meeting, Parent shall not have any further obligations to hold any meeting. All information contained in any Update Report, or conveyed to the CSC Representative in any meeting or other communication regarding an Update Report, shall be subject to the confidentiality obligations set forth herein. Each of the Parent and the CSC Representative shall be solely responsible for bearing its own costs associated with exercising its rights or performing its obligation under this Section 3.06(f).

(g)    Milestones Payable Only Once; Notice. The parties understand and agree that, except as otherwise noted in Section 3.06(a)(7) and (a)(8), each of the Milestone Payments referenced under Section 3.06(a) shall be payable only once, upon the first occurrence of the applicable Milestone, and each such Milestone Payment is subject to the terms and conditions set forth in this Section 3.06. Parent shall notify the CSC Representative or make a public announcement within five (5) Business Days of its achievement of a Milestone (the “Milestone Announcement Date”).

(h)    Payment of Milestone Payments. Subject to Parent’s right to offset pursuant to Section 8.06 and the provisions of Section 3.06(e), Parent shall direct the Escrow Agent within two (2) Business Days following the relevant Milestone Announcement Date or, if later, the date on which the Requisite Milestone Approval has been obtained, to cause each Milestone Payment, if any, to be paid to the CSC Representative for distribution to the CSC Stockholders and the holders of CSC Options in accordance with the Consideration Spreadsheet. Parent shall promptly notify the CSC Representative of the occurrence of the Milestone Date and Requisite Milestone Approval if needed.

(i)    Form of Milestone Payment. Except as provided in this clause (i), below, Parent may pay each Milestone Payment in cash, shares of Parent Common Stock or a combination thereof, in its sole discretion. Shares of Parent Common Stock included in a Milestone Payment shall be valued at the Parent Share Value as of the relevant Milestone Announcement Date. In the event that Parent is to make a Milestone Payment in the form of shares of Parent Common Stock, it shall be a condition to Parent’s obligation to make such Milestone Payment that Parent shall have obtained all approvals of its stockholders required to be obtained prior to issuing such shares of Parent Common Stock under applicable Law and Exchange rules, including NASDAQ Listing Rule 5635(b) (the “Requisite Milestone Approval”). Notwithstanding the discretion afforded to Parent pursuant to the first sentence of this Section 3.06(i), in no event shall any amount of any Milestone Payment be made in cash, and instead shall be paid Parent Common Stock, if the amount of cash would exceed sixty percent (60%) of the Total Consideration paid through and including the Milestone Payment. For this purpose, “Total Consideration” means the sum of (i) total cash paid in respect of CSC Securities pursuant to this Agreement, including, but not limited to, cash paid for fractional shares, cash paid to holders of Dissenting Shares, cash paid to unaccredited investors and cash paid as Milestone Payments, plus (ii) the Fair Market Value of the Parent Stock actually delivered prior to such Milestone Payment or deliverable with respect to the Milestone Payment pursuant to this Agreement to the CSC Stockholders. For this purpose, “Fair Market Value of the Parent Stock” means the volume weighted average of the closing prices of sales of the Parent Common Stock on the last trading date preceding the date on which the Parent Common Stock is delivered to the CSC Stockholders pursuant to this Agreement. The intent of the foregoing is to satisfy the continuity of interest requirement within the meaning of Code Section 368, the Treasury Regulations issued thereunder and judicial interpretations thereof. The determination of the amount of any Milestone Payment that is payable in Parent Common Stock pursuant to the foregoing shall be interpreted and applied to meet such requirements.

(j)    Non-Transferability. The right of any CSC Securityholder to receive any amounts with respect to a Milestone Payment (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by such CSC Securityholder, except by will, upon death or by operation of Law and (iii) does not represent any right other than the right to receive the consideration set forth in this Section 3.06 on the terms set forth hereunder if and to the extent payable. Any attempted transfer of the right to any amounts with respect to a Milestone Payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

SECTION 3.07 Document Deliveries at the Closing.

(a)    Document Deliveries by CSC and the CSC Stockholders. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, CSC shall execute and deliver, or cause to be executed and delivered, as the case may be, the following documents at or prior to the Closing:
(xii)The First Certificate of Merger.
(xiii)CSC shall cause its counsel, K&L Gates LLP, to deliver to Parent and Subco an opinion of counsel, in the form and substance of the opinion letter annexed hereto as Exhibit C, which shall be dated as of the Closing Date.
(xiv)CSC shall execute and deliver to Parent and Subco a certificate executed by its Chief Executive Officer, in form reasonably satisfactory to Parent, stating that the conditions set forth in Section 7.02(a) has been satisfied.
(xv)CSC shall deliver to Parent and Subco evidence reasonably satisfactory to it that (A) each of the Investor Agreements and all other investor rights granted by CSC to its stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of or prior to the First Effective Time, (B) each Change in Control Agreement has been terminated as of or prior to the Closing, (C) all required notifications of the Mergers and the other Transactions to the CSC Stockholders with respect thereto have been properly and timely delivered; (D) the Investment Bank Engagement Letter has been terminated (other than any indemnification and contribution provisions set forth therein), together with an acknowledgment that no amounts remain unpaid thereunder or are payable in the future thereunder; and (E) each person, other than Piper Jaffray & Co., to whom any portion of the CSC Expenses is owed has submitted a final bill or payoff letter in respect of such CSC Expenses.
(xvi)CSC shall deliver to Parent and Subco evidence that the CSC Options have been modified in accordance with Section 3.02 and Option Cancellation Agreements duly executed and delivered by each holder of a CSC Option.
(xvii)CSC shall deliver (A) all Permits relating to, or necessary to the conduct of, the CSC Business by the Surviving Company (and, with respect to the Permits indicated on Schedule 4.20(a) as requiring consent to transfer, the consent of the relevant third party) and proof reasonably satisfactory to Parent of their continuing validity and (B) proof reasonably satisfactory to Parent that the consents referred to in Section 7.02(d) have been obtained.
(xviii)CSC shall execute and shall cause the CSC Representative to execute the Escrow Agreement and deliver it to Parent and the Escrow Agent.
(xix)CSC shall deliver to Parent a form of the Letter of Transmittal to be sent to the CSC Securityholders as soon as practical after the Closing. The Letter of Transmittal will provide that each CSC Securityholder, as a condition to receipt of its pro rata portion of the Closing Common Stock Consideration, the Liquidation Preference Amounts, and the Milestone Payments, if applicable, shall execute and deliver to Parent a Letter of Transmittal (a) providing Parent and its transfer agent with its address, tax identification number and other information reasonably requested, (b) releasing any Person in the CSC Group and Parent and its Affiliates from all claims other than claims pursuant to this Agreement, (c) acknowledging that their shares of Parent Common Stock are restricted securities for purposes of the Securities Act, subject to the Escrow Agreement and the appointment of the CSC Representative and permitting Parent to make all Milestone Payments to the CSC Representative and (d) agreeing to the transfer restrictions in Section 3.05(c).
(xx)CSC shall deliver to Parent an affidavit reasonably requested by Parent to comply with section 1445 of the Code.
(xxi)CSC shall deliver to Parent the Consideration Spreadsheet.
(xxii)CSC shall deliver to Parent a certificate of CSC executed by its Secretary, dated as of the Closing Date, certifying: (i) the Requisite Stockholder Approval and the CSC Board Approval, (ii) the CSC Charter, (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the CSC Documents, and (iv) any and all CSC Board, committee and shareholder resolutions, consents or other actions taken by the CSC Board, any committee of the Board or the shareholders between the Agreement Date and the Closing Date.

(b)    Document Deliveries by Parent. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, Parent and Subco shall execute and deliver the following documents at or prior to the Closing:

(i)    Parent and Subco shall execute and deliver to CSC a certificate, in form reasonably satisfactory to CSC, stating that each of the conditions set forth in Section 7.03(a) and (b) has been satisfied.
(ii)    Parent shall execute and deliver the Escrow Agreement to CSC and the Escrow Agent.
(iii)    Parent shall deliver the Escrow Amount and the CSC Expenses Escrow Amount to the Escrow Agent.

SECTION 3.08    Tax Consequences. It is intended by the parties hereto that the Mergers shall constitute an integrated, single-step “reorganization” within the meaning of Section 368 of the Code, and the parties agree that their books and records shall be maintained, and all Tax Returns shall be filed, in a manner consistent with such treatment as a reorganization. However, Parent makes no representations or warranties to CSC or to any CSC Stockholder that the Mergers will qualify as a “reorganization” under the Code. CSC acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby. The parties agree that no portion of the consideration to be issued and paid pursuant to this Agreement shall be treated as compensation or wages for any Tax purpose, and no party shall take any action or filing position inconsistent with such characterization.

SECTION 3.09    Insurance. Prior to Closing, CSC shall cause Parent to be named as an additional insured on all insurance policies existing as of the date of this Agreement (true and complete copies of which have been previously provided to Parent) and/or purchase such new or amended insurance coverages as are acceptable to Parent in its reasonable discretion after discussions with its insurance agents.

ARTICLE IV
Representations and Warranties of CSC

Except as set forth in the correspondingly numbered section of the disclosure schedules delivered by CSC to Parent and Subco prior to or contemporaneously with the execution of this Agreement (the “CSC Disclosure Schedules”), CSC represents and warrants to Parent and Subco that the statements contained in this Article IV are true and correct as of the date hereof and shall be true and correct as of immediately prior to the Closing. For purposes of this Agreement, a document shall be deemed to have been “made available” by CSC to Parent and Subco only if it has been posted in the electronic data site maintained by CSC in connection with the Mergers prior to the execution of this Agreement.
SECTION 4.01    Organization, Good Standing and Qualification. Each Person in the CSC Group is a corporation duly organized, validly existing and in good standing under the laws of its respective state of formation, with full power and authority to own or lease its property and assets and to carry on the CSC Business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect. Schedule 4.01 lists each jurisdiction in which each Person in the CSC Group is so qualified. CSC has made available to Parent and Subco true and complete copies of each of the certificate of incorporation, by-laws, and all other organizational documents of each Person in the CSC Group, each as amended and in full force and effect as of the date hereof (the “CSC Group Organizational Documents”). No Person in the CSC Group has violated the CSC Group Organizational Documents in any material respect. The operations now being conducted by the CSC Group are not now and have never been conducted by any Person in the CSC Group under any other name in any jurisdiction.

SECTION 4.02    Subsidiaries. CSC does not have and has never had any Subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person, other than as specifically set forth in Schedule 4.02. CSC has no separate divisions or branches. CSC is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

SECTION 4.03 Authorization. CSC has all necessary corporate power and authority to execute and deliver this Agreement. CSC has all necessary corporate power and authority to execute and deliver each other CSC Document to be executed by it, and subject to obtaining the Requisite Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by CSC of this Agreement and the execution, delivery and performance by CSC of the other CSC Documents to be executed by CSC have been duly authorized by all necessary corporate action on behalf of CSC, other than the Requisite Stockholder Approval. This Agreement has been, and each other CSC Document will be at or prior to the Closing, duly executed and delivered by CSC and, if applicable, the CSC Stockholders, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other CSC Document when so executed and delivered will constitute, the legal, valid and binding obligation of CSC and, if applicable, CSC Stockholders, enforceable against CSC and, if applicable, the CSC Stockholders in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy/Equity Exception”).

SECTION 4.04 Non-contravention. Neither the execution or delivery by CSC and, if applicable, the CSC Stockholders, of this Agreement or the other CSC Documents referred to herein, nor the performance by CSC or, if applicable, any CSC Stockholders of their obligations hereunder and thereunder will (i) contravene any provision contained in the CSC Group

Organizational Documents, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default, termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (A) any Material Contract or (B) any judgment, order, decree, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which any entity within the CSC Group is a party or by which any entity within the CSC Group is bound or to which any of the assets or properties of any entity within the CSC Group are subject, (iii) contravene any right of first refusal, right of first offer, option or similar right granted by CSC, (iv) result in the creation or imposition of any Lien, or (v) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability of any Person in the CSC Group (except where the result of such acceleration would not cause a Material Adverse Effect). Except as set forth on Schedule 4.04, no party has any right of first refusal, right of first offer, option or similar right with respect to CSC or its assets.

SECTION 4.05 No Consents. No notice to, filing with, or authorization, registration, consent, waiver or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other CSC Document or the consummation of the transactions contemplated hereby or thereby by CSC except for the Requisite Stockholder Approval, the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware and the matters set forth on Schedule 4.05.

SECTION 4.06    CSC Assets. CSC has good title to, or leasehold interest in, all properties and assets (real, personal or mixed, tangible or intangible) which are used or held for use in the conduct of the CSC Business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, (b) Liens for Taxes not yet due and payable, and (c) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. No third party (including any Person in the CSC Group) owns or has any interest by lease, license or otherwise in any of the assets.

SECTION 4.07    Personal Property. CSC has delivered to Parent true, correct and complete copies of all leases of personal property used in the CSC Business, each of which is listed on Schedule 4.07, together with all amendments, modifications or supplements thereto. Each of such leases is in full force and effect and none of the Persons in the CSC Group has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any of the Persons in the CSC Group under any of such leases and, to the Knowledge of CSC, no other party is in default thereof. All material items of personal property used in the CSC Business are in good operating condition, regularly and properly maintained and fit for operation in the Ordinary Course of CSC’s Business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

SECTION 4.08    Real Property.
(a)No Person in the CSC Group owns any real property.

(b)Schedule 4.08 lists all real property leased or subleased to any Person in the CSC Group and all real property subleased by any Person in the CSC Group to any third parties. With respect to each property listed on Schedule 4.08: (i) each lease or sublease is in full force and effect and is binding, and enforceable against the applicable Person in the CSC Group and, to the Knowledge of CSC, each of the other parties thereto, in accordance with their respective terms subject to the Bankruptcy/Equity Exception, (ii) no Person in the CSC Group is, and to the Knowledge of CSC no other party thereto is, in breach or default under any such lease or sublease and, to Knowledge of CSC, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, (iii) no Person in the CSC Group has received written notice of any condemnation or eminent domain proceeding pending or threatened against such property or any part thereof, (iv) neither CSC Group nor any Person in CSC Group has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any leased or subleased real property, (v) except as set forth in Schedule 4.08, no Person in CSC Group has subleased, assigned or otherwise granted to any person the right to use or occupy such leased or subleased real property, (vi) the leased or subleased real property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, (vii) the occupancy or use of the leased or subleased real property in no way violates any applicable Law, and (viii) true, complete and correct copies of each such lease and sublease have been made available for inspection by Parent and Subco.

SECTION 4.09    Absence of Questionable Payments. No Person in the CSC Group, Employee, agent, representative or other Person acting on behalf of the CSC Group has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 4.10     Financial Statements; Books and Records; Accounts Receivable. Schedule 4.10 of the CSC Disclosure Schedules sets forth CSC’s (i) audited consolidated balance sheets as of December 31, 2013, December 31, 2012 and December 31, 2011 and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) an unaudited consolidated balance sheet as of March 31, 2014 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the three (3) months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financial Statements”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financial Statements present fairly CSC’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. CSC’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The books and records of CSC have been, and are being, maintained in all material respects in accordance with good business practice and all applicable Laws and accounting requirements and the Financial Statements are consistent with such books and records.

SECTION 4.11    Capitalization; Votes.

(a)    No Person is entitled to any payment in respect of the Transactions on account of the capital stock of the CSC Group except as set forth in the Consideration Spreadsheet.

(b)    The authorized and outstanding equity interests of CSC are set forth in Schedule 4.11(b) and held of record as set forth in the Consideration Spreadsheet. No other capital stock of CSC is authorized, issued or outstanding. All equity interests outstanding are duly authorized, validly issued, fully paid and non-assessable. None of the holders of outstanding equity interests of CSC have rescission or pre-emptive rights. Except as set forth on Schedule 4.11(b), none of the equity interests issued by CSC were issued in violation of any registration requirements under federal or state securities laws. Except as set forth on Schedule 4.11(b), there are no options, warrants, or other rights, agreements, arrangements, or commitments to which CSC or any CSC Stockholder or other equity holder of CSC is a party or by which any such party is bound obligating CSC or the CSC Stockholder or equity holder of CSC to grant, issue, or sell any capital stock or any other equity interest in CSC. There are no more than 35 holders of CSC Securities that are not “accredited investors” (as such term is defined in Rule 501(a) under the Securities Act).

(c)Except as set forth on Schedule 4.11(c), there are no voting trusts or other agreements or understandings to which any of the CSC Stockholders or other equity holders of CSC or CSC is a party with respect to the voting of the equity interests of CSC.

(d)Except for CSC’s 2007 Stock Plan adopted on May 15, 2007 and 2013 Stock Plan adopted on December 20, 2013, and as in effect on the date hereof (the “CSC Option Plans”), no Person in the CSC Group has ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity compensation to any Person. The CSC Option Plans have been duly authorized, approved and adopted by CSC's Board of Directors and the CSC Stockholders and are in full force and effect. CSC has reserved for issuance 4,483,079 shares of CSC Common Stock under the CSC Option Plans, of which options to purchase 1,625,319 shares of CSC Common Stock have been granted and are outstanding (each, a “CSC Option”) as of the date hereof. Each CSC Option has an exercise price that equals or exceeds the fair market value of a share of CSC Common Stock as of the date of grant of such CSC Option (and as of any later modification thereof within the meaning of Section 409A of the Code) within the meaning of Section 422 of the Code regardless of whether such CSC Option is otherwise intended to be an incentive stock option within the meaning of Section 422 of the Code. With respect to each CSC Option, (i) the grant of such CSC Option was duly authorized no later than the date on which the grant of such CSC Option was by its terms to be effective by all necessary action, including, as applicable, approval by the CSC Board of Directors (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto within a reasonable period following the date of grant, (iii) each such grant was made in accordance with the terms of the applicable CSC Option Plan and in all material respects with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Financial Statements and in accordance with applicable Law. CSC has not granted, and there is no and has been no CSC policy or practice to grant, any CSC Option prior to, or otherwise coordinated the grant of CSC Options with, the release or other public announcement of material information regarding CSC or its financial results or prospects.

(e)Except for the CSC Options, there are no outstanding Security Rights for or related to any equity security of any Person in the CSC Group whether or not currently exercisable, and no Person in the CSC Group has or is bound by any

(A) promise or commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Security Rights, or (B) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Security Right for or related to any equity securities of the CSC Group. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the CSC Group.

(f)Except for the Investor Agreements, there are no (i) voting trusts, proxies or other Contracts or understandings with respect to any equity securities of the CSC Group to which the CSC Group is a party, by which the CSC Group is bound, or which exist to CSC’s Knowledge, or (ii) Contracts or understandings to which the CSC Group is a party, by which the CSC Group is bound, or which exist to CSC’s Knowledge relating to the voting, registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any equity securities of the CSC Group. The execution, delivery and performance of this Agreement and the CSC Documents and the consummation of the Transactions by CSC does not breach or violate any rights or obligations under the Investor Agreements that have not been complied with or waived. The holders of shares of CSC Common Stock and any other equity securities of the CSC Group and any Security Right with respect to any of the foregoing have been or will be properly given or shall have properly waived any required notice prior to the Mergers.

(g)This Agreement and the First Merger have been unanimously approved by CSC’s Board of Directors, who have recommended that it be approved by the CSC Stockholders (the “CSC Board Approval”). The Requisite Stockholder Approval is sufficient without any other votes or consents to approve this Agreement, the First Merger and all the Transactions under the CSC Group Organizational Documents, the DGCL and all applicable Law, and no other approvals or CSC Stockholder votes or consents are required to consummate the First Merger.

(h)The China JV Arrangements have been terminated and are of no further force or effect.

SECTION 4.12    No Undisclosed Liabilities. The CSC Group does not have any Indebtedness or Liabilities which are not accurately reflected or provided for in the Current Balance Sheet, other than (a) those incurred in the Ordinary Course of CSC’s Business since the Balance Sheet Date and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts. No Person in the CSC Group has effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulations S-K of the SEC).

SECTION 4.13    Absence of Certain Developments. Except as set forth in Schedule 4.13, since December 31, 2013: (a) each Person in the CSC Group has conducted its businesses only in the Ordinary Course of CSC’s Business; (b) there has not been any Material Adverse Effect with respect to CSC; and (c) no Person in the CSC Group has incurred or discharged any material Liability except in the Ordinary Course of CSC’s Business. Without limiting the generality of the foregoing, since the December 31, 2013, except as set forth in Schedule 4.13, no Person in the CSC Group has taken any action or omitted to take any action that, if taken or omitted after the date hereof without the prior written consent of Parent and Subco, would constitute a breach of Sections 6.07 or 6.09.

SECTION 4.14    Taxes.

(a)    All Tax Returns required to be filed by or on behalf of CSC and each Person in the CSC Group have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of CSC and each Person in the CSC Group (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, each Person in the CSC Group has made due and sufficient accruals for such Taxes in the Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of CSC and each Person in the CSC Group. CSC and each Person in the CSC Group has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(b)    CSC has delivered to Parent complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of each Person in the CSC Group relating to the taxable periods since January 1, 2010 and (ii) any audit report issued within the last six years relating to any Taxes due from or with respect to each Person in the CSC Group. Schedule 4.15 lists each such audit. To CSC’s Knowledge, there are no audits or investigations of any Person in the CSC Group by any Taxing Authority in progress, nor has any Person in the CSC Group received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No claim has been made in writing by a Taxing Authority in a jurisdiction where any Person in the CSC

Group does not file Tax Returns to the effect that any Person in the CSC Group is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any Person in the CSC Group arising as a result of any failure (or alleged failure) to pay any Tax. CSC and each of Person in the CSC Group has disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and neither CSC nor any Person in the CSC Group has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011‑4(b).

(c)    Neither CSC nor any Person in the CSC Group has (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. Neither CSC nor any Person in the CSC Group is a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. Neither CSC nor any Person in the CSC Group is a party to any Tax allocation or Tax sharing agreement or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502‑6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law), as a transferee or successor, by contract, or otherwise.

(i)As of the Closing, neither CSC nor any Person in the CSC Group has made any payments, is obligated to make any payments, or is a party to any agreement that obligates it to make any payments that are not deductible under Section 280G of the Code. Neither CSC nor any Person in the CSC Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

(d)    Neither CSC nor any Person in the CSC Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;
(iii)“closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;
(iv)intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);
(v)installment sale or open transaction disposition made on or prior to the Closing Date;
(vi)prepaid amount received on or prior to the Closing Date; and
(vii)election under Section 108(i) of the Code.

(e)    Neither CSC nor any Person in the CSC Group has net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the Transactions).

SECTION 4.15    Intellectual Property.

(a)    Schedule 4.15(a) sets forth an accurate and complete list, in all respects, of the following CSC Intellectual Property: (i) all Patents, Marks and Copyrights owned by, controlled by or filed in the name of the CSC Group that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all Marks owned by the CSC Group that are material to the Business but that are not registered or subject to an application to register and (iii) all Software that is owned by the CSC Group that is material to the operation of the CSC Business as presently conducted and presently proposed to be conducted by the CSC Group. Schedule 4.15(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. Except as set forth on Schedule 4.15(a), all of the CSC Intellectual Property listed on Schedule 4.15(a) is solely owned by the CSC Group, free and clear of any Liens.

(b)    Except as set forth on Schedule 4.15(b), CSC owns or possesses adequate rights to use all Intellectual Property necessary to carry on the CSC Business as presently conducted and proposed to be conducted. The CSC Group has taken all steps necessary to perfect its ownership of and interest in the CSC Intellectual Property.

(c)    The CSC Group’s products and services, and the conduct of the CSC Business as presently conducted and proposed to be conducted, do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d)    Each item of the CSC Intellectual Property that has been issued to, or registered in any jurisdiction by, the CSC Group is valid, enforceable and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such CSC Intellectual Property have been paid and all necessary documents and certificates in connection with such CSC Intellectual Property owned by the CSC Group have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such CSC Intellectual Property.

(e)    Except as set forth in Schedule 4.15(e), no other Person has any rights to any CSC Intellectual Property.

(f)    Except with respect to licenses of generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $25,000 (collectively, “Off-The-Shelf Software”), and except pursuant to the Intellectual Property Licenses listed in Schedule 4.15(f), the CSC Group is not under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to the CSC Group’s use of any Intellectual Property in connection with the conduct of the CSC Business as presently conducted.

(g)    Schedule 4.15(g) sets forth a complete and accurate list of all Contracts to which the Persons in the CSC Group are a party (other than licenses to the CSC Group of Off-The-Shelf-Software) that (i) grant any Intellectual Property Licenses to or from the CSC Group, (ii) contain a covenant not to compete or otherwise limit the CSC Group’s ability to use or exploit fully any of the CSC Intellectual Property, or (iii) contain an agreement by any of the Persons in the CSC Group to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person. CSC has delivered to Parent true, correct and complete copies of each Contract set forth on Schedule 4.15(g), together with all amendments, modifications or supplements thereto. All Intellectual Property Licenses are valid, binding and enforceable agreements, subject to the Bankruptcy/Equity Exception.

(h)    The CSC Group has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of any Person in the CSC Group.

(i)    The CSC Group is not, or has not been at any time during the five (5) years prior to the date hereof, the subject of any pending or, to the Knowledge of CSC, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any intellectual property rights of any Person, or challenging the CSC Group’s ownership, use, validity or enforceability of any Intellectual Property and to the Knowledge of CSC, there are no facts or circumstances that would form the basis for any such claim or challenge. None of the Persons in the CSC Group has received at any time during the five (5) years prior to the date hereof, and CSC is not aware of any facts that indicate a likelihood of receiving, notice from any Person directing the CSC Group to review or consider the applicability of any Intellectual Property to the CSC Business and/or the CSC Intellectual Property, or claiming that the operation of the CSC Business or any act, product, technology or service of the CSC Group infringes, misappropriates, or violates any Intellectual Property of any Person (including, without limitation, any demand or request that the CSC Group license any rights from any Person). To CSC’s Knowledge, all of the CSC Group’s rights in and to CSC Intellectual Property are valid and enforceable.

(j)    To the Knowledge of CSC, no Person is infringing, violating, misusing or misappropriating any CSC Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in the CSC Group.

(k)    Except as set forth on Schedule 4.15(k), no Employee or consultant of the CSC Group has any right, title, or interest, directly or indirectly, in whole or in part, in any CSC Intellectual Property owned or used by any of the Persons in the CSC Group. To the Knowledge of CSC, no Employee, consultant or independent contractor of any of the Persons in the CSC Group is, as a result of or in the course of such Employee, consultant or independent contractor’s engagement by any of the Persons in the CSC Group, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. Each Employee of and consultant to the CSC Group is bound by a non-disclosure and assignment of inventions agreement, copies of which have been made available to Parent.

(l)    Each Person in the CSC Group has at all times complied in all material respects with all applicable Laws, as well as with their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the CSC Group in the conduct of the CSC Business. No claims have been asserted or, to CSC’s Knowledge, threatened against any Person in the CSC Group alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the CSC Group in the conduct of the CSC Business. Each Person in the CSC Group takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

SECTION 4.16    Material Contracts.

(j)Schedule 4.16(a) sets forth a true and correct list of the following types of Contracts to which any of the Persons in the CSC Group is a party or by which any of them or their respective assets or properties are bound (collectively, the “Material Contracts”):
(i)Contracts with any current or former officer, director, partner, CSC Stockholder, manager, stockholder or other equityholder or Affiliate of any Person in the CSC Group, or in each case, any member of their immediate family members;
(ii)Contracts for the sale of any of the assets of any of the Persons in the CSC Group other than in the Ordinary Course of CSC’s Business;
(iii)Contracts for joint ventures, joint marketing, joint development arrangements, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;
(iv)Contracts containing covenants of any Person in the CSC Group not to compete in any line of business or with any Person in any line of business, market or geographical area or not to solicit or hire any individual with respect to employment or covenants of any other Person not to compete with any of the Persons in the CSC Group in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;
(v)Contracts relating to the acquisition (by merger, consolidation, purchase of stock or assets, license or otherwise) by any Person in the CSC Group of any operating business or material assets or the capital stock or other equity interests of any other Person;
(vi)Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any assets of the CSC Group, including indentures, guarantees, loan or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements and security agreements;
(vii)Contracts entered into outside of the Ordinary Course of CSC’s Business providing for the license of the CSC Products or the provision of services by any Person in the CSC Group;
(viii)Contracts providing for severance, retention, change in control or other similar payments;
(ix)Contracts for the employment of any individual on a full-time, part-time or consulting or other basis, including any Contracts requiring CSC to make a payment to any Employee or consultant in connection with the Mergers or any transaction contemplated by this Agreement;
(x)Contracts with any labor union or any collective bargaining agreement or similar Contract;
(xi)any settlement agreement (including any agreement under which any employment-related claim is settled);
(xii)outstanding agreements of guaranty, support, surety, assumption or endorsement of, or any similar commitment with respect to, the obligations or indebtedness of any other Person, whether direct or indirect, by any of the Persons in the CSC Group;
(xiii)Contracts providing for indemnification by any of the Persons in the CSC Group arising out of or in connection with any CSC Product or service provided by any of the Persons in the CSC Group;
(xiv)Contracts (or group of related contracts) which involve the expenditure or receipt of more than $10,000 annually;
(xv)Contracts for the lease or sublease of any real property;
(xvi)Contracts pursuant to which any Person in the CSC Group provides services to any third party related to the conduct of the CSC Business, including all customer or client Contracts;
(xvii)Contracts and agreements related to obtaining materials and services used in the manufacture of Cell Therapy Products and other material supplier Contracts;
(xviii)Contracts under which any Person in the CSC Group grants exclusive rights, rights of first refusal or rights of first negotiation to any other Person or that require any Person in the CSC Group to transact a minimum amount of business with such other Person or that give any Person “most favored nations” treatment;
(xix)powers of attorney given by any Person within the CSC Group;
(xx)confidentiality agreements, assignments of invention and non-compete or non-solicitation agreements signed by Employees of or consultants to any Person in the CSC Group;

(xxi)Contracts involving licenses of any Intellectual Property;
(xxii)Contracts to which any Governmental Authority is a party;
(xxiii)Contracts with any Person with whom CSC does not deal with at arms-length; and
(xxiv)Contracts that are otherwise material to any of the Persons in the CSC Group.

(b)    Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Person in the CSC Group signatory thereto, enforceable against them in accordance with its terms, subject to the Bankruptcy/Equity Exception. None of the Persons in the CSC Group is in material default under any Material Contract, nor, to the Knowledge of CSC, is any other party to any Material Contract in material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and, to CSC’s Knowledge, no party has given notice of any significant dispute with respect to any Material Contract. CSC has delivered to Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. If consent is required for the transfer of any Material Contract, CSC has no Knowledge that any counterparty will not or cannot provide such a consent.

SECTION 4.17    Employee Benefits Plans.

(a)    Schedule 4.17(a) sets forth a correct and complete list of all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) and all other employee benefit plans, programs, policies, agreements or arrangements including without limitation bonus, stock option, stock purchase, stock award or other equity-based plan, change in control agreement, retention, severance, deferred compensation, dependent care, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits and other employee fringe benefit plans maintained, sponsored or contributed to, by CSC or any CSC Subsidiary for the benefit of any current or former officer, employee, director or consultant of CSC or any CSC Subsidiary, or for a beneficiary or any such individual (individually and collectively, “Covered Individuals”) or previously maintained, sponsored or contributed to by CSC or any CSC Subsidiary for the benefit of any Covered Individual and with respect to which, as of the date of this Agreement, CSC or any CSC Subsidiary has any liability (all the foregoing being herein called “Benefit Plans”). CSC has delivered or made available to the Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof) and any amendments thereto, (ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required, (iv) each trust agreement, group annuity contract or other funding and financing arrangement relating to any Benefit Plan, (v) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Benefit Plan and (vi) for the last three years, all correspondence with the IRS, United States Department of Labor and any other Governmental Authority regarding any Benefit Plan. No Person in the CSC Group has any binding commitment or understanding to establish any new Benefit Plan or to modify any Benefit Plan, except to the extent required by Law.

(b)    Neither CSC nor any ERISA Affiliate has, at any time within six years prior to the date of this Agreement, sponsored, maintained or had an obligation to contribute to (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which CSC or an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(c)    Each Benefit Plan has been maintained and operated in compliance in all material respects with its terms, all applicable collective bargaining agreements and applicable Law, including ERISA and the Code. Except as set forth in Schedule 4.17(c), all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Authority or distributed to any Benefit Plan participant or beneficiary have been duly and timely filed or distributed. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS, or may rely upon an opinion or advisory letter issued by the IRS, and, to the Knowledge of CSC, no circumstances exist which would reasonably be expected to adversely affect such qualification.

(d)    Except as set forth in Schedule 4.17(d), there are no actions, claims or proceedings pending, or, to the Knowledge of CSC, threatened against or involving any Benefit Plan and there are no audits, investigations or administrative proceedings by any Governmental Authority or other claims (except routine claims for benefits payable in the normal operation of the Benefit Plans) pending or, to the Knowledge of CSC, threatened against or involving any Benefit Plan or asserting any rights to benefits under any Benefit Plan.

(e)    No Person in the CSC Group nor any “party in interest” or “disqualified person” with respect to any Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Benefit Plan. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Benefit Plan.

(f)    Except as set forth in Schedule 4.17(f) or as provided by Section 3.02 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Covered Individual, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; and except as set forth in Schedule 4.17(f), as of the Closing, no such payment or benefit will be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code. CSC has identified each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) subject to Section 409A of the Code, and each Benefit Plan so identified, to the extent subject to Section 409A of the Code, complies and has been operated and administered in compliance with Section 409A of the Code and IRS regulations issued thereunder. No option, warrant or other equity interest granted by any Person in the CSC Group is subject to tax under Section 409A of the Code. No Person in the CSC Group is a party to any contract, arrangement or plan pursuant to which it is bound to compensate or reimburse any Person for any excise, penalty or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

(g)    Except for the continuation coverage requirements under COBRA, no Person in the CSC Group has any obligations or potential Liabilities for health, life or similar welfare benefits to Covered Individuals or their respective dependents following termination of employment.

(h)    CSC may amend or terminate any Benefit Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring Liability thereunder, other than in respect of accrued and vested obligations incurred prior to such amendment or termination.

(i)    All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Benefit Plan, and in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3‑102), as of the date hereof have been timely made or reflected on CSC’s financial statements in accordance with GAAP.

(j)    No Benefit Plan is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

SECTION 4.18    Labor.

(a)    Except as set forth in Schedule 4.18(a), no Person in the CSC Group is, or at any time has been, a party to any collective bargaining agreement or other labor union agreement, nor is any such collective bargaining agreement being negotiated. To the Knowledge of CSC, no activities or proceedings are underway by any labor union to organize any employees of any Person in the CSC Group. No work stoppage, slowdown or labor strike against any Person in the CSC Group is pending or threatened. CSC and each Person in the CSC Group (i) has no direct or indirect Liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) is in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, labor relations, fair employment, employment discrimination, health and safety, terms and conditions of employment, wages and hours, workers compensation, unemployment Laws, immigration Laws and social security Laws and (iii) has not received any written remedial order or notice of offense under applicable occupational health and safety Law.

(b)    No Person in the CSC Group has incurred, and nor does any of them reasonably expect to incur, any Liability under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “Warn Act”), or any similar state or local Law which remains unsatisfied.

(c)    Except as described in Schedule 4.18(c), with respect to CSC and each CSC Subsidiary, there are no pending or, to the Knowledge of CSC, threatened actions, charges, citations or consent decrees concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran’s status, marital status, or any other recognized protected class, status or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration or any other claims under state or federal labor Law. No Person in the CSC Group has any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former employees or other service providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)    Schedule 4.18(d) contains a complete and correct list setting forth (i) the names and titles of, and current annual compensation and the two most recent annual bonuses for and exempt or non-exempt status of, each current employee of CSC and each CSC Subsidiary, (ii) the name of each Person who currently provides, or who has within the prior twelve month period provided, services to CSC or a CSC Subsidiary as an independent contractor, and (iii) the names of each employee or independent contractor of CSC or a CSC Subsidiary who is a party to a non-competition agreement with CSC or a CSC Subsidiary. To the Knowledge of CSC, no person has any plans to terminate employment or service with CSC or a CSC Subsidiary. Except as specifically identified on Schedule 4.19(d), all employees of CSC or of any Person in the CSC Group are employed at will.

(e)    Schedule 4.18(e) contains a complete and correct list of all Persons whose employment with CSC or any Person in the CSC Group has been terminated since January 1, 2012 (the “Terminated Employees”). The terminations of the Terminated Employees were effected in compliance with all applicable Laws, including without limitation the WARN Act and any similar state or local Law.

SECTION 4.19    Litigation. Except as set forth on Schedule 4.19, there is no Legal Proceeding pending or, to the Knowledge of CSC, threatened against any of the Persons in the CSC Group (or to the Knowledge of CSC, pending or threatened against any officer, director, employee or agent of any of the Persons in the CSC Group in their respective capacities as such), or to which any of the Persons in the CSC Group is otherwise a party, before any Governmental Authority arbitrator or mediator, nor has any such Legal Proceeding occurred at any time during the five (5) year period prior to the date hereof. None of the Persons in the CSC Group is subject to any Order. There are no Legal Proceedings pending or, to the Knowledge of CSC, threatened that are reasonably likely to prohibit or restrain the ability of CSC or the CSC Stockholders to perform their obligations under this Agreement or consummate the Transactions.

SECTION 4.20    Compliance with Laws; Orders; Permits.

(a)    Each of the Persons in the CSC Group is in compliance in all material respects with all Laws applicable to its business, operations or assets, including without limitation all FDA rules and regulations, comparable state laws, regulations governing current Good Manufacturing Practice (cGMP) and current Good Tissue Practice (cGTP), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the federal Clinical Laboratory Improvement Act of 1988, as amended (CLIA), Occupational Safety and Health requirements, the Stark Law and state equivalents, escheat laws, abandoned property laws, laws relating to employment and compensation and marketing laws and other laws relating to privacy and internet communications. Since January 1, 2009, none of the Persons in the CSC Group has received any notice of or been charged with the violation of any material Law by any Governmental Authority. To the Knowledge of CSC, none of the Persons in the CSC Group is or since January 1, 2009, has been, under investigation with respect to the violation of any Law and to the Knowledge of CSC, there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would have an immaterial effect upon the CSC Business. Except as set forth in Schedule 4.20(a), none of the CSC Permits will be impaired or in any way affected by the First Merger.

(b)    Schedule 4.20(b) is a true and complete listing of all Permits which are required for the operation of the CSC Business as presently conducted (“CSC Permits”). The Persons in the CSC Group currently have all Permits which are required for the operation of their respective businesses as presently conducted. Each issued Permit currently is in full force and effect. None of the Persons in the CSC Group is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any CSC Permit, and to the Knowledge of CSC, there are no facts or circumstances which form the basis for any such default or violation. No Person in the CSC Group has received notification of any revocation or modification of any Permit. CSC has completed all necessary registration of its establishments and facilities with all Governmental Authorities that are necessary for CSC to conduct its business in the manner and to the extent now conducted. Each CSC Permit is current and up to date. Except as set forth in Schedule 4.20(a), none of the CSC Permits will be impaired or in any way affected by the First Merger or the consummation of any other transaction contemplated by this Agreement and no consent is required in respect of any CSC Permit in connection with the Transactions.

(c)    The drug or biological substances manufactured by CSC on behalf of CSC’s clients and used in studies, tests, preclinical studies and clinical trials sponsored by CSC have been and, if still pending, are being manufactured, under the applicable provisions of cGMP and cGTP. With the exception of FDA correspondence concerning a pending Investigational New

Drug Application (“IND”) that has been disclosed to Parent, CSC has not received any notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical studies or clinical trials conducted by or on behalf of CSC’s clients and to which CSC was involved as either a contract manufacturer and/or product and/or process consultant. No filing or submission to the FDA or any other regulatory body, that was or is intended to be the basis for any approval of CSC’s client’s products or product candidates, contains any material omission or material false information by CSC.

(d)    The consulting services and/or process development services that CSC provides its clients or customers for the purpose of clinical trials for Investigational New Drug Applications, New Drug Applications, and/or Biologics License Applications are conducted in accordance with good clinical practices and are in compliance with all applicable Laws and state and federal regulatory requirements. CSC has not received any notices or other correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any clinical trials.

(e)    To CSC’s Knowledge, no Person in the CSC Group, nor any Employee or any other person acting for or on behalf of a Person in the CSC Group, has directly or indirectly made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any person, including but not limited to any staff CSC Stockholder at any hospital or any government officer (a) to obtain favorable treatment in securing business for CSC, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of any Person in the CSC Group, or (d) in violation of any applicable anti-corruption law.

(f)    The FDA Package contains true and complete copies of all filings made by CSC with the FDA and any state or third party regulatory authority (including but not limited to state regulatory authorities in New Jersey, New York, California and Maryland), all Permits obtained by CSC from the FDA and any state or third party regulatory authority and all approvals and disapprovals, audit reports and correspondence from or with the FDA or such state regulatory authorities. All information contained in such filings made by CSC to any Governmental Authority is true and accurate.

(g)    Neither CSC nor, to the Knowledge of CSC, any Employee, agent, CSC Stockholder or Affiliate of CSC, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(h)    Neither the CSC Group nor any of its Employees has (i) been disqualified, debarred or voluntarily excluded by FDA or any other Governmental Authority for any purpose, or received notice of action or threat of action with respect to debarment under the provisions of 21 USC §§ 335a, 335b, or 335c as amended by the Generic Drug Enforcement Act of 1992, 42 USC § 1320a‑7, 45 CFR Part 76 or any equivalent provisions in any other jurisdiction; (ii) been subject to any material enforcement action involving the FDA or similar Governmental Authority in any other jurisdiction, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing, memorandum, plea agreement, court order or target or no target letter, and none of the foregoing is pending, asserted or threatened against same; or (iii) been charged with or convicted under United States federal law for conduct related to the development or approval or otherwise related to the regulation of any drug product as defined in the Generic Drug Enforcement Act of 1992 or any other applicable Laws.

(i)    The CSC Group has taken reasonable measures to ensure that it has conducted and is conducting all pre-clinical and clinical trials in compliance in all material respects with (i) all work orders, protocols and specifications and approvals by institutional review boards and similar authorities (ii) procedures and controls pursuant to standards and controls generally accepted and observed in the pharmaceutical industry and (iii) all Laws, regulations, orders, guidances and policies including those implemented by FDA or any counterpart Governmental Authority in any other jurisdiction including regulations and guidances relating to the manufacture, distribution, clinical trial disclosure and clinical and non-clinical investigations and all other requirements, as applicable.

(j)    Neither the CSC Group nor any of its officers, directors or employees has made any false statements on or material omissions from, any representations, reports or other submissions, whether oral, written or electronically delivered in the FDA Package or otherwise or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA, any other Governmental Authority or applicable Law relating the CSC Group, Cell Therapy Products or any other activities. Neither the CSC Group nor any of its officers, directors or employees has committed any act, made any statement or failed to make any statement that would breach the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery or Illegal Gratuities” set forth in Fed. Reg. 46191(September 10, 1991) or any similar Laws, rules, regulations or policies whether under the jurisdiction of the FDA or any counterpart Governmental Authority in any other applicable jurisdiction, and any amendments or other modifications thereto. Neither the CSC Group nor any of its officers, directors or employees has received, nor is aware of any basis for the issuance of, any notice to such effect.

SECTION 4.21    Insurance. The CSC Group maintains the policies of insurance and bonds set forth on Schedule 4.21, including all legally required workers’ compensation and other insurance, correct and complete copies of which have been made available to Parent. Schedule 4.21 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount thereunder. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the CSC Group is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and CSC has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

SECTION 4.22    Related Party Transactions.

(a)    Except as set forth on Schedule 4.22, no Employee, shareholder, partner, manager, stockholder or other equityholder of any of the Persons in the CSC Group, nor any CSC Stockholder or his or her immediate family, nor any of their respective Affiliates (“Related Persons”) (i) owes any amount to the CSC Group and none of the Persons in the CSC Group owe any amount to, nor have any of the Persons in the CSC Group committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships) with any of the Persons in the CSC Group (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by any of the Persons in the CSC Group (other than rights arising out of employment arrangements), (iv) to the Knowledge of CSC, has any claim or cause of action against any of the Persons in the CSC Group or (v) is obligated to make any payment to any other Person in the CSC Group or Related Person in connection with the Transactions.

(b)    There are no transactions, arrangements or other relationships between and/or among CSC, any Person in the CSC Group and any CSC Stockholders or their Affiliates that are not on terms at least as favorable to CSC as would be obtained in an arm’s length, commercially reasonable transaction with an unrelated third party.

(c)    There are no personal loans to or for any director or executive officer (or equivalent thereof) of CSC.

SECTION 4.23    Suppliers. Schedule 4.23 sets forth a list identifying each supplier to the CSC Group during CSC’s most recent fiscal year and through the Balance Sheet Date. Since December 31, 2012, no supplier listed on Schedule 4.23 has terminated its relationship with any of the Persons in the CSC Group or materially increased, decreased or changed the pricing, the volume of business or other terms of its business with any of the Persons in the CSC Group and, to the Knowledge of CSC, no supplier listed on Schedule 4.23 has notified any of the Persons in the CSC Group that it intends to terminate or materially increase, decrease or change the pricing, the volume of business or other terms of its business with the CSC Group.

SECTION 4.24    Financial Advisors. Except for Piper Jaffray & Co., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the CSC Group or the CSC Stockholders in connection with the Transactions and no Person is or will be entitled to any fee or commission or like payment in respect thereof. Schedule 4.24 sets forth a list of all Contracts with brokers, finders or financial advisors to which the CSC Group is a party (each an “Investment Bank Engagement Letter”).

SECTION 4.25    Environmental Matters. Each Person in the CSC Group (a) except in compliance with applicable Law, has not engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any real property utilized by any Person of the CSC Group for the purposes of or in any way involving the handling, use, treatment, Release or storage of any Hazardous Materials on, under, in or about any real property, or transported any Hazardous Materials to, from or across any real property, (b) is, and at all times has been in compliance, in all material respects, with any and all applicable Environmental Laws, (c) has received and is, and at all times has been, in compliance in all material respects with all permits, licenses or other approvals required under applicable Environmental Laws for the conduct of its business, and (d) has not received written notice of any actual or potential liability involving the handling, use, storage, transportation, disposal or Release of Hazardous Materials. CSC has provided to Parent copies of all documents, records, and information available to CSC concerning any environmental or health and safety matter relevant to the CSC Group, whether generated by any Person in the CSC Group or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any Governmental Authority.

SECTION 4.26    Corporate Documents. CSC has made available to Parent all documents listed in the CSC Disclosure Schedule.

SECTION 4.27    No Further Representations. Except for the representations and warranties contained in this Article IV (including the exceptions and qualifications thereto in the CSC Disclosure Schedule), none of the CSC Group, the CSC Stockholders or any other Person has made or makes any other express or implied representation or warranty, written or oral, on behalf of the CSC Group, the CSC Stockholders or any other Person.

SECTION 4.28    Non-Reliance. CSC acknowledges and agrees (on behalf of itself and the CSC Securityholders) that Parent has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article V (and the exceptions and qualifications thereto set forth in the SEC Reports), and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article V (and the exceptions and qualifications thereto set forth in the SEC Reports).

ARTICLE V
Representations and Warranties of Parent and Subco

Except as set forth in the SEC Reports, Parent and Subco jointly and severally represent and warrant to CSC as of the date hereof and as of the Closing as follows:
SECTION 5.01    Organization and Good Standing. Parent is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business. Subco is a corporation, validly existing and in good standing under the laws of the State of Delaware. Subco II is a limited liability company, validly existing and in good standing under the laws of the State of Delaware.

SECTION 5.02    Authorization. Each of Parent, Subco, and Subco II has full power and authority to execute and deliver this Agreement and each other Purchaser Document, to the extent applicable, and, subject to the receipt of any approvals of Parent’s stockholders that may be required under Exchange rules for the issuance of shares of Parent Common Stock, to consummate the Transactions. The execution, delivery and performance by each of Parent, Subco, and Subco II of this Agreement and each other Purchaser Document, to the extent applicable, have been duly authorized by all necessary action on behalf of each of Parent, Subco, and Subco II. This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly executed and delivered by Parent, Subco, and/or Subco II, to the extent applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Parent, Subco, and/or Subco II, to the extent applicable, enforceable against Parent, Subco, or Subco II, to the extent applicable, in accordance with its respective terms, subject to the Bankruptcy/Equity Exception.

SECTION 5.03    Conflicts; Consents of Third Parties.

(a)Neither the execution or delivery by Parent, Subco, or Subco II of this Agreement or any of the other Purchaser Documents, nor the performance by Parent, Subco, or Subco II of its obligations hereunder and thereunder will (i) contravene any provision contained in the organizational documents of Parent, Subco, or Subco II or (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any judgment, order, decree, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which Parent, Subco, or Subco II is a party or by which Parent, Subco, or Subco II is bound or to which any of its assets or properties are subject or (iii) violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of or constitute a default under any material contract to which Parent, Subco, or Subco II is a party where the breach or default would have a Material Adverse Effect on Parent.

(b)No notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Purchaser Document or the consummation of the Transactions by Parent, Subco, and Subco II other than (i) the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the additional listing application with the Exchange and (iv) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Parent’s ability to consummate the Merger.

SECTION 5.04    Litigation. There are no Legal Proceedings pending against Parent, any of its Subsidiaries or Affiliates (or, to the Knowledge of Parent, pending against any officer, director, employee or agent of any of Parent, any of its Subsidiaries or Affiliates in their respective capacities as such), or to which any of Parent, any of its Subsidiaries or Affiliates is otherwise a party, before any Governmental Authority, arbitrator or mediator, nor has any such Legal Proceeding occurred at any time during the five (5) year period prior to the date hereof. None of Parent, any of its Subsidiaries or Affiliates is subject to any Order. There are no Legal Proceedings pending, or to the Knowledge of Parent, threatened that are reasonably likely to prohibit or restrain the ability of Parent, any of its Subsidiaries or Affiliates to consummate the Transactions.

SECTION 5.05    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent in connection with the Transactions who is or will be entitled to any fee or commission or like payment in respect thereof other than those paid by Parent.

SECTION 5.06    Continuity of Business Enterprise. It is the present intention of Parent to, directly or through a subsidiary of Parent, continue at least one significant historic business line of CSC, or to use at least a significant portion of CSC’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.369‑1(d).

SECTION 5.07    Issuance of the Parent Common Stock. The Parent Common Stock to be issued pursuant to this Agreement is duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, and not subject to any preemptive rights. Assuming the accuracy of the Consideration Spreadsheet and the compliance of the CSC Disclosure Document with the requirements of applicable Law, the offer and issuance by the Company of the Shares is exempt from registration under the Securities Act.

SECTION 5.08    Capitalization. The number of shares and type of all authorized, issued, and outstanding capital stock of Parent is as set forth in the SEC Reports as of the respective dates set forth therein.

SECTION 5.09    SEC Reports. Parent’s reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year period preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.10    Tax Matters. Parent and each of its Subsidiaries has timely prepared and filed all tax returns required to have been filed by Parent or such Subsidiary with all appropriate Governmental Authorities and timely paid all Taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of Parent in respect of Taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against Parent or any of its Subsidiaries nor, to Parent’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local Taxing authority except for any assessment which is not material to Parent and its Subsidiaries, taken as a whole. All Taxes that Parent or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due. There are no Tax liens or claims pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries or any of their respective assets or property.

SECTION 5.11    Financial Statements. The financial statements included in each SEC Report comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement, at the time of such restatement) and present fairly, in all material respects, the consolidated financial position of Parent as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q). Except as set forth in the SEC Reports filed prior to the date hereof, neither Parent nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.12    Title to Properties. Except as disclosed in the SEC Reports, Parent and each of its Subsidiaries has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from Liens that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Reports, Parent and each of its Subsidiaries holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

SECTION 5.13    No Further Representations. Except for the representations and warranties contained in this Article V (including the exceptions and qualifications thereto in the SEC Reports), none of Parent, Subco, Subco II or any other Person has made or makes any other express or implied representation or warranty, written or oral, on behalf of Parent.

SECTION 5.14    Continuation of CSC Business. So long as required by Treasury Regulation Section 1.368-1 following the Closing, Parent intends, either directly or through a subsidiary of Parent, to continue at least one significant historic business line of CSC, or use at least a significant portion of CSC’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d), except that Parent or its subsidiary may transfer CSC’s historic business assets (i) to a corporation that is a member of Parent’s “qualified group,” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Parent’s “qualified group” have active and substantial management functions as a partner with respect to CSC’s historic business or (B) members of Parent’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in CSC’s historic business, in each case within the meaning of Treasury Regulation Section 1.368-1(d)(4)(iii).

SECTION 5.15    Non-Reliance. Parent acknowledges and agrees that CSC has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article IV (and the exceptions and qualifications thereto set forth in the CSC Disclosure Schedule), and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV (and the exceptions and qualifications thereto set forth in the CSC Disclosure Schedule).

ARTICLE VI
Covenants and Agreements

SECTION 6.01    Stockholder Approval; Information Statement.

(a)Immediately following the execution of this Agreement, CSC will obtain the consent of the holders of the Requisite Stockholder Approval who are familiar with and knowledgeable regarding this Agreement, the Mergers, and the other Transactions and deliver such evidence to Parent within two (2) hours following the execution of this Agreement.

(b)As promptly as practical, CSC shall submit this Agreement and the Transactions (including the First Merger) to all of the CSC Stockholders for approval and adoption as provided by the DGCL and CCC. In addition, CSC shall include the CSC Group Organizational Documents and the CSC Disclosure Document in such submission (including all other documents delivered in connection therewith, the “Soliciting Materials”). The Soliciting Materials, including any proxy or consent delivered in connection therewith, shall specify that the adoption of this Agreement shall constitute approval by the CSC Stockholders of: (i) the escrow and indemnification obligations of the CSC Securityholders set forth in this Agreement and the deposit of the Escrow Amount with the Escrow Agent and (ii) the appointment of Jason Livingston as the CSC Representative, with the rights and responsibilities set forth in this Agreement.

(c)The Soliciting Materials shall be subject to review and reasonable, timely approval by Parent and shall include information regarding CSC, the terms of the Mergers, this Agreement and the Transaction Documents, and the recommendation of the CSC Board to adopt and approve this Agreement, the Escrow Agreement and the other Transactions, and approve the First Merger, and a statement that the CSC Board has unanimously determined that the terms of the First Merger and this Agreement are fair to and in the best interests of CSC and the CSC Stockholders. Anything to the contrary contained herein notwithstanding, CSC shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates, the form and content of which shall not have been approved by Parent prior to such inclusion.

(d)CSC shall use its commercially reasonable efforts, both before and following the receipt of the Requisite Stockholder Approval, to obtain the approval or consent of as many of the CSC Stockholders as possible as promptly as practicable following the date hereof.

(e)Upon receipt of the Requisite Stockholder Approval, CSC shall promptly, cause to be sent to any CSC Stockholders that are entitled thereto (a) the notice of the availability of appraisal rights available under Section 262 of the DGCL or Chapter 13 of the CCC, and (b) the notices required by the DGCL and CCC, in each case in form and substance reasonably satisfactory to Parent.

(f)As promptly as practicable after the date hereof, CSC shall distribute to all of the CSC Stockholders a disclosure document, including relevant information with respect to this Agreement, the Transactions and the Parent Common Stock to be issued pursuant to this Agreement (the “CSC Disclosure Document”), meeting the requirements of applicable Laws, including the Securities Act. The CSC Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. CSC shall not include in the CSC Disclosure Document or in any amendments or supplements thereto, any information with respect to Parent or its Affiliates unless the form and content of such information shall have been approved by Parent prior to such inclusion, such approval not to be unreasonably withheld or delayed. CSC shall not distribute the CSC Disclosure Document without the prior consent of Parent, which shall not be unreasonably withheld. CSC shall provide Parent with a reasonable opportunity to review the CSC Disclosure Document, shall consider in good faith such comments as Parent may have with respect thereto and, to the extent reasonably practicable, incorporate such comments in the CSC Disclosure Document.

SECTION 6.02    Access and Information.

(a)    Prior to the Closing, and except for disclosures which would cause CSC to waive the attorney-client privilege or otherwise violate applicable Law or any material confidentiality agreement, Parent shall be entitled to make or cause to be made such investigation of the CSC Group, and the financial and legal condition thereof, as Parent deems necessary or advisable, and the CSC Group shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, CSC shall (a) permit Parent and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of the CSC Group upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to Parent such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the CSC Group and their businesses as Parent shall request from time to time and (c) cause its accountants to furnish to Parent and its accountants access to all work papers relating to any of the periods covered by financial statements provided by the CSC Group to Parent hereunder.

(b)    Except with respect to publicly available documents, in the event that this Agreement is terminated, (a) Parent will return to CSC all documents obtained by it from CSC and any Person in the CSC Group in confidence and any copies thereof in the possession of Parent or its agents and representatives or, at the option of Parent, Parent shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to CSC and (b) CSC will return to Parent all documents obtained by it from Parent and its subsidiaries in confidence and any copies thereof in the possession of CSC or its agents and representatives or, at the option of CSC, CSC shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to Parent.

(c)    No investigation of CSC or the CSC Business by Parent, or investigation of Parent or Parent’s business by CSC, heretofore, or knowledge acquired after the date hereof by any of the foregoing, shall modify or otherwise affect any representations and warranties of CSC or Parent, respectively, which shall survive any such investigation or knowledge, or the conditions to the obligation of Parent, Subco, Subco II and CSC to consummate the Transactions.

SECTION 6.03    No Solicitation.

(a)    Commencing on the date of this Agreement and continuing thereafter, unless and until this Agreement is terminated pursuant to Article IX, CSC shall not, nor shall it authorize or permit any of its Affiliates or any CSC Stockholder, Employee, investment banker, attorney or other adviser or representative of CSC or any of its Affiliates to (i) solicit, initiate, or knowingly encourage the submission of, any CSC Acquisition Proposal, (ii) enter into any agreement or understanding with respect to any CSC Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any CSC Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any CSC Stockholder, Employee or Representative or any of its Affiliates, whether or not such Person is purporting to act on behalf of CSC or any of its Affiliates or otherwise, shall be deemed a breach of this Section 6.03 by CSC. CSC shall notify Parent in writing and orally within twenty-four (24) hours after receipt of any CSC Acquisition Proposal or receipt of any inquiries with respect to any CSC Acquisition Proposal, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such CSC Acquisition Proposal. CSC immediately shall cease and cause to be terminated in all respects all existing discussions or negotiations with any parties conducted heretofore with respect to a CSC Acquisition Proposal. CSC shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. “CSC Acquisition Proposal” means any proposal for a merger or other business combination involving CSC or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, a majority equity interest in CSC, a majority interest in the voting securities of CSC or a substantial portion of the assets of CSC or any license for the use of any Intellectual Property required to produce the DC/TC Oncology Product.

(b)    CSC acknowledges that damages for any breach of the obligations in this Section will be difficult to measure and that Parent has the right to have the provisions of this Agreement, including this Section, specifically enforced pursuant to Section 10.15.

SECTION 6.04    Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law and Exchange rules to consummate and make effective the Transactions. Each of the parties hereto will use their respective commercially reasonable efforts to obtain the consents of all Governmental Authorities and third parties necessary to the consummation of the Transactions. Without limiting the generality of the foregoing, the parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their commercially reasonable efforts promptly to: (a) effect all necessary registrations and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the Transactions and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing. CSC will also furnish Parent with all financial statements and other information required by Parent to satisfy all regulatory requirements all other information required to satisfy Parent’s filing requirements with the SEC. The provisions of this Section 6.04 shall survive the Closing.

SECTION 6.05    Employment Matters.

(a)    Offers of Employment.  Following the First Effective Time, Parent will provide the Employees, for no less than twelve (12) months, or if shorter, for the period for which they are employed by the Company, (i) base salary and cash bonus opportunities which are no less than the base salary and cash bonus provided by CSC immediately prior to the First Effective Time and (ii) welfare benefits and perquisites (excluding equity compensation opportunities and 401(k) matching contributions) that are generally comparable in the aggregate to those provided by CSC as of the date hereof pursuant to the Benefit Plans. Nothing in this Section 6.05(a) or any other provision of this Agreement shall create any third party beneficiary right in any Person other than the parties hereto, including any Employee, any participant in any Benefit Plan or any dependent or beneficiary thereof, or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Company or any of their respective Affiliates. Each Employee who accepts an offer of employment with Parent, executes and delivers each Offer Package Agreement and actually becomes employed with Parent is hereafter referred to as a “Continuing Employee.” The employment by the Surviving Company of the Continuing Employees shall continue following the Closing and end on a date to be designated by Parent and the employment by Parent of the Continuing Employees shall commence at 12:01 A.M. on the day after such date.

(b)    Offer Package Agreements. Each Continuing Employee shall be required, as a condition to employment with Parent, to execute and deliver to Parent, on or prior to the Closing Date, each Offer Package Agreement no less favorable than the terms of Section 6.05(a).

(c)    General Compensation. Continuing Employees shall receive employee benefits offered by Parent in accordance with the terms of Section 6.05(a) and, with respect to vacation accrual and vesting in 401(k) or other retirement plan related benefits (but not 401(k) matching contributions), comparable length of service (i.e. in determining length of service, Parent shall include each Continuing Employee’s length of service with CSC and its Subsidiaries). Coverage under Parent’s benefit plans and programs for each Continuing Employee shall commence as of 12:01 A.M. on the first day of the first full calendar month following the date on which such Continuing Employee’s employment with Parent commences, excluding 401(k) participation which shall commence on the first day of the first full calendar month three (3) months following the date on which such Continuing Employee’s employment with Parent commences. No exclusion of conditions pre-existing as of the commencement of the Continuing Employee’s employment with Parent shall be imposed under Parent’s welfare benefit plans and programs except to the extent applicable as of that date under the comparable plan or program of CSC.

(d)    No Right to Continued Employment or Benefits.  Notwithstanding anything in this Section 6.05 to the contrary, neither Parent nor any of its Affiliates is under any obligation to retain any Employee, independent contractor or consultant, or provide any Employee, independent contractor or consultant with any particular benefits, or make any payments or provide any benefits to those Employees, independent contractors or consultants whom Parent terminates following the Closing, except as otherwise required by applicable Law.

(e)    CSC Employee Plans. If requested by Parent in writing no later than five (5) Business Days prior to the Closing Date, effective immediately prior to the Closing, the CSC Group will terminate any and all Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and effective immediately prior to the Closing no Employee shall have any right thereafter to contribute any amounts to any Benefit Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. At the request of Parent, CSC will provide Parent with evidence that each such Benefit Plan has been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the CSC Board or the board of directors of another Person in the CSC Group, as applicable. In addition, at the request of Parent in writing no later than five (5) Business Days prior to the Closing Date, the CSC Group will terminate any and all other Benefit Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately prior to the Closing or thereafter as specified by Parent and, at the request of Parent, CSC will provide Parent with evidence that such Benefit Plans have been so terminated pursuant to resolutions duly adopted by the CSC Board or the board of directors of its Subsidiary, as applicable. CSC also shall take such other actions in furtherance of terminating such Benefit Plans as Parent may reasonably require.

SECTION 6.06    Permits. To the extent required by applicable Law, each Person in the CSC Group shall cooperate with Parent and use commercially reasonable efforts to assure that CSC retains all Permits required by it to operate the CSC Business, whether by way of renewal of Permits held by Persons in the CSC Group or through obtaining new Permits.

SECTION 6.07    CSC’s Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, CSC shall (and CSC shall cause each Person in the CSC Group to):

(a)    conduct its business only in the Ordinary Course of CSC’s Business;

(b)    use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, CSC Intellectual Property rights and goodwill relating or pertaining to its businesses;

(c)    endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

(d)    use commercially reasonable efforts to maintain the CSC Intellectual Property rights so as not to affect adversely the validity or enforcement thereof; maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement;

(e)    maintain its books, accounts and records in accordance with GAAP;

(f)    use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the Transactions, and to use commercially reasonable efforts to cause the other conditions to Parent’s obligation to close to be satisfied;

(g)    cooperate and provide reasonable assistance to Parent to include the Financial Statements in any securities filing of Parent subsequent to the date hereof in the event Parent reasonably determines with respect to any such filing that the Financial Statements are necessary or appropriate to include in such filing, and use its commercially reasonable efforts to cause the independent auditors of CSC to perform such diligence and other procedures as necessary to enable them to provide their consent permitting Parent to include the Financial Statements and their opinion with respect to such statements in such filings of Parent; and

(h)    promptly notify Parent in writing if, prior to the consummation of the Closing, to its Knowledge (a) any of the representations and warranties contained in Article IV cease to be accurate and complete in all material respects or (b) CSC fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to Parent.

SECTION 6.08    Parent’s Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, each of Parent, Subco, and Subco II shall:

(a)    conduct its business only in the ordinary and regular course of business consistent with past practices (it being understood that financing efforts are consistent with past practice);

(b)    maintain its books, accounts and records in accordance with GAAP.

(c)    use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the Transactions and to cause the other conditions to CSC’s obligation to close to be satisfied; and

(d)    promptly notify CSC in writing if, prior to the consummation of the Closing, to its Knowledge (i) any of the representations and warranties contained in Article V cease to be accurate and complete in all material respects or (ii) Parent fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.09 shall not limit or otherwise affect the remedies available hereunder to CSC.

(e)    Tail Insurance and Directors and Officers Indemnification. During the period commencing at the First Effective Time until the sixth anniversary of the First Effective Time, Parent will, at its expense, purchase and maintain an extended reporting period endorsement under the CSC Group’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the CSC Group’s directors and officers with coverage and scope of not less than the existing coverage and scope under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the CSC Group. In addition, Parent may obtain, at its expense, extended reporting period endorsements (collectively with the D&O Tail, the “Tail Policies”) for (a) other insurance coverages which are written on a “claims made” basis, including employment practices liability and fiduciary liability insurance, with coverage for six years following the First Effective Time, and (b) errors & omissions / professional liability coverage, with coverage for three years following the First Effective Time. From and after the First Effective Time, Parent shall cause CSC or Subco II, as applicable, to fulfill and honor (and Parent guarantees that CSC or Subco II, as applicable, will fulfill and honor) all rights to indemnification or exculpation existing in favor of present and former directors, officers, employees, and agents of the CSC Group and all other Persons who may presently serve or have served at the CSC Group’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (collectively, the “D&O Indemnified Parties”) in the applicable charters of the CSC Group as in effect on the date hereof and in any indemnification agreements with each person who is a current or former director or officer of the CSC Group. The provisions of this Section 7.02(f) shall survive the Closing and are intended to be for the benefit of, and enforceable by, each of the D&O Indemnified Parties and his or her heirs and representatives.

(f)    Stockholder Approval. At its next regularly scheduled annual or special meeting of stockholders, Parent shall seek the Stockholder Approval, with the recommendation of Parent’s Board of Directors that such proposal be approved, and Parent shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. If the Parent does not obtain Stockholder Approval at its next regularly scheduled annual meeting, Parent shall seek the Stockholder Approval at each of its succeeding regularly scheduled annual meetings of stockholders during the Milestone Period until such Stockholder Approval is obtained. For purposes of this Section 6.09(g), “Stockholder Approval” means approval as may be required by the applicable rules and regulations of the Exchange from the stockholders of the Parent with respect to the possible issuance of shares of Parent Common Stock pursuant to this Agreement and the Transactions in excess of 19.99% of the issued and outstanding Parent Common Stock on the Closing Date.

(g)    Preparation of Returns. Parent shall provide the CSC Representative for his review a copy of each proposed federal and state income Tax Return (and each amendment thereof), together with supporting workpapers that relate to any Tax period for which the CSC Securityholders could have an obligation to indemnify under this Agreement, for review and comment at least ten (10) Business Days prior to the filing of such Tax Return.

SECTION 6.09    CSC’s Negative Covenants. Prior to the Closing, without the prior written consent of Parent, except as set forth in Schedule 6.09, or as otherwise expressly provided herein, CSC will not, and CSC will cause each Person in the CSC Group not to:

(a)    take any action or omit to take any action which would result in CSC’s (i) incurring any trade accounts payable outside of the Ordinary Course of Business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the Ordinary Course of CSC’s Business; (ii) increasing any of its Indebtedness; (iii) guaranteeing the obligations of any entity; (iv) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (v) increasing the rate or type of compensation payable to any person; (vi) entering into any agreement related to employment (except as required by law), or creating any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or extending the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit; (vii) making any representation to anyone indicating any intention of Parent to retain, institute, or provide any employee benefit plans; (viii) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, equity interests of CSC; (ix) selling or disposing or licensing of any assets otherwise than in the Ordinary Course of CSC’s Business; (x) making any capital expenditures other than in the Ordinary Course of CSC’s Business consistent with past practices and in no event in excess of $10,000 in the aggregate; (xi) issuing any equity interests of any kind of CSC, except for stock issuable upon exercise of an CSC Option outstanding on the date hereof; (xii) issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating CSC or any Person in the CSC Group to issue, any equity, or securities convertible into any equity; (xiii) modifying, amending or terminating any Material Contract other than in the Ordinary Course of CSC’s Business, or enter into any contract or agreement specified in Schedule 6.09(a)(xiii); or (xiv) entering into any other transaction outside of the Ordinary Course of CSC’s Business, provided that nothing in this Section 6.09 shall prohibit CSC from performing any of its obligations under this Agreement;

(b)    change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by CSC’s regular independent accountants;

(c)    make any Tax election or settle or compromise any Tax liability with any Governmental Authority;

(d)    take any action that would likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(e)    incur or create any Liens on assets;

(f)    except as contemplated herein, take any action or omit to take any action which would materially interfere with Parent’s rights to compel performance of each of the obligations of CSC under this Agreement;

(g)    take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Material Adverse Effect;

(h)    grant or otherwise issue any option, warrant or other securities exercisable for or convertible into equity of CSC;

(i)    take any material action with respect to any of the CSC Group’s clinical programs in effect as of the date hereof, including without limitation the CSC Serum Program; or

(j)    agree or commit to take any action precluded by this Section 6.09.

SECTION 6.10    Parent’s Negative Covenants. Prior to the Closing, without the prior written consent of CSC or as otherwise expressly provided herein, Parent will not:

(a)    take any action that would likely result in the representations and warranties set forth in Article V becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(b)    except as contemplated herein, take any action or omit to take any action which would materially interfere with CSC’s rights to compel performance of each of the obligations of Parent under this Agreement;

(c)    take any action that would result in a failure to maintain the listing of Parent on the Exchange; or

(d)    agree or commit to take any action precluded by this Section 6.10.

ARTICLE VII
Conditions to Closing

SECTION 7.01    Mutual Conditions. The obligation of the parties hereto to consummate the Transactions is subject to the satisfaction as of the Closing of the following conditions:

(a)Laws. There shall not be any Law in effect that would prevent the consummation of the Transactions.

(b)Absence of Litigation. There shall not be any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the Transactions or any material aspect of them not be consummated as provided herein.

(c)Government Approvals. All authorizations, consents, Orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, applicable Law necessary for the consummation of the Transactions shall have been obtained or made or shall have occurred.

(d)Escrow Agreement. The Escrow Agent, Parent, CSC and the CSC Representative shall have executed the Escrow Agreement.

(e)Stockholder Approvals. Any Parent stockholder approval required for the consummation of the Transactions at the Closing by applicable Law or the rules of the NASDAQ or such other stock exchange on which Parent Common Stock is listed or quoted (the “Exchange”) shall have been obtained.

(f)Listing of Shares. The shares of Parent Common Stock required to be issued pursuant to this Agreement at the Closing shall have been approved for listing on the Exchange, subject to official notice of issuance.

SECTION 7.02    Conditions to the Obligations of Parent and Subco. The obligations of Parent and Subco to consummate the Transactions shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

(a)    Representations and Warranties; Performance of Covenants. Except for those representations and warranties which are made as of a particular date, the representations and warranties of CSC contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects) on the Closing Date. The representations and warranties of CSC contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such date. CSC shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

(b)    No Material Events. Since the date hereof, there shall not have occurred any Material Adverse Effect with respect to the CSC Group.

(c)    CSC Stockholder Approval. CSC Stockholders holding at least 80% of the outstanding shares of CSC Capital Stock (calculated on an as-converted basis) shall have approved this Agreement, the Mergers and the other Transactions and executed a Joinder Agreement in the form attached hereto as Exhibit D, and Parent shall have received confirmation to its reasonable satisfaction that there are no more than 35 holders of CSC Securities that are not “accredited investors” (as such term is defined in Rule 501(h) under the Securities Act). CSC Stockholders holding not more than 3% of the outstanding shares of CSC Capital Stock (calculated on an as-converted basis) shall have exercised, or have continuing rights to exercise, appraisal rights under the DGCL or CCC with respect to the Mergers.

(d)    Employment Matters.

(i)The Restrictive Covenants Agreement and Scheduled Employee Employment Agreement shall be in full force and effect, subject only to the occurrence of the Closing.
(ii)None of the Employees listed on Schedule 7.02(d)(ii) shall have revoked his or her acceptance of employment with Parent or otherwise indicated his or her intention not to commence employment with Parent following the Closing Date.
(iii)Each Employee shall have executed a confirmatory Invention Assignment Agreement, in form and substance satisfactory to Parent in its sole discretion, reaffirming in all respects each of the terms and agreements contained in the previously executed Proprietary Information and Invention Assignment Agreement by and among such Employee and the applicable Person in the CSC Group.

(e)    Third-Party Consents. Parent shall have been furnished with evidence reasonably satisfactory to it that CSC has obtained the consents, approvals, waivers, amendments and terminations set forth on Schedule 7.02(e), in each case in form and substance reasonably satisfactory to Parent.

(f)    Deliveries. Parent shall have received each the deliverables contemplated by Section 3.07(a).

(g)    Section 280G Approval. If any Person in the CSC Group is obligated to make any payments, or is a party to any Contract that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then CSC shall use its commercially reasonable efforts to obtain such stockholder approval as promptly as is practicable after the date hereof and in any event prior to the Closing Date. Any submission for stockholder approval shall be subject to Parent’s prior review and approval, which shall not be unreasonably withheld or delayed.

(h)    Resignation of Officers and Directors. CSC shall obtain the resignations of (a) all members of the CSC Board and all officers of CSC effective as of the First Effective Time and (b) such officers and directors of each of the Persons in the CSC Group and such other Persons as have been identified by Parent prior to the First Effective Time, effective as of the First Effective Time.

(i)    Release of Liens. All Liens on the assets or properties of any Person in the CSC Group shall have been released in form and substance reasonably satisfactory to Parent.

(j)    Auditor Consent. Parent shall have received a signed consent from CSC’s independent auditors permitting Parent to include the Financial Statements and its opinion with respect to such statements in Parent’s Current Report on Form 8-K with respect to the Transactions, which shall be filed by Parent within four (4) days after the Closing, and Parent shall have received evidence reasonably satisfactory to it that CSC has requested that its independent auditors perform such diligence and other procedures as necessary to enable them to provide their consent permitting Parent to include the Financial Statements and their opinion with respect to such statements in Parent’s filings related to subsequent securities offerings.

(k)    FIRPTA Certificates. Parent shall have received an affidavit from the CSC Representative, CSC and any of its Subsidiaries as Parent may reasonably request in good faith for the purpose of complying with Section 1445 of the Code.

SECTION 7.03    Conditions to the Obligations of CSC and the CSC Stockholders. The obligation of CSC to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)    Representations and Warranties; Performance of Covenants. Except for those representations and warranties which are made as of a particular date, the representations and warranties of Parent and Subco contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date. The representations and warranties of Parent and Subco contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date. Parent and Subco shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

(b)    Secretary’s Certificates. Prior to or at the Closing, Parent shall have delivered an executed certificate of the Secretary or Assistant Secretary of Parent, in form and substance satisfactory to CSC, certifying resolutions of the governing body of Parent and Subco approving this Agreement and setting forth an incumbency certificate with respect to all officers of Parent and Subco executing this Agreement and any other Purchaser Document and/or any instrument or document contemplated hereby or thereby.

(c)    Closing Certificate. Parent shall have delivered to CSC a certificate of CSC, executed by its Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, certifying on behalf of Parent that each of the conditions set forth in this Section 7.03 has been satisfied in all respects.

ARTICLE VIII
Survival of Representations and Warranties; Survival of Covenants; Indemnification

SECTION 8.01    Survival of Representations, Warranties and Covenants.

(a)    The representations and warranties of CSC and Parent contained in this Agreement (except for the Special Representations) or in any certificate delivered pursuant to this Agreement shall survive until 11:59 p.m. (New York City time) on the date that is the fifteen (15) month anniversary of the Closing Date; provided, however, that in the event of fraud with respect to a representation or warranty, such representation or warranty shall survive indefinitely.

(b)    Notwithstanding the foregoing, the Expiration Date of the representations and warranties of CSC contained in Sections 4.01 (Organization, Good Standing and Qualification), 4.02 (Subsidiaries), 4.03 (Authorization), 4.09 (Absence of Questionable Payments), 4.11 (Capitalization; Votes), 4.14 (Taxes), 4.17 (Employee Benefit Plans), 4.20 (Compliance with Laws; Orders; Permits) and 4.24 (Financial Advisers) and of Parent in Sections 5.01 (Organization and Good Standing) and 5.02 (Authorization) shall be the date on which the applicable statute of limitations expires (the representations and warranties set forth in this clause (b) are referred to as the “Special Representations”).

(c)    The date on which a representation and warranty expires as provided in this Agreement is referred to as the “Expiration Date”. All representations and warranties of CSC and Parent shall survive beyond the Expiration Date with respect to any inaccuracy therein or breach thereof if a Notice of Claim is provided prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

(d)    For the avoidance of doubt, (i) the respective covenants, agreements and obligations of the parties set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the First Effective Time without limitation and shall terminate on the expiration of all applicable statutes of limitation and (ii) it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

SECTION 8.02    Indemnification.

(a)    The CSC Securityholders, severally but not jointly (in accordance with their Pro Rata Portions), shall defend, indemnify and hold harmless Parent, Subco, their Affiliates, and their respective officers, directors, employees, agents and representatives, and any Person claiming by or through any of them (the “Parent Indemnified Parties”), from and against all claims, losses, liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and any other such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Damage “ and collectively “Damages”) paid, incurred, suffered or sustained by any Parent Indemnified Party resulting from, arising out of, or relating to any of the following:
(i)any breach of or inaccuracy in, as of the date hereof or as of the First Effective Time, a representation or warranty of CSC contained in this Agreement or any certificate delivered pursuant to this Agreement, without giving effect to any qualifications based on the word “material” or similar phrases (including Material Adverse Effect) limiting the scope of such representation or warranty;
(ii)regardless of the disclosure of any matter set forth in the CSC Disclosure Schedules, any inaccuracy in any information set forth in, or breach of any representation, warranty or covenant with respect to the preparation of, the Consideration Spreadsheet or the CSC Disclosure Document (except, in the case of the CSC Disclosure Document, for information about the Parent Common Stock or Parent furnished by Parent to CSC specifically for inclusion therein);
(iii)Third Party Claims following the Closing, including the costs of defending against and settling any such Third Party Claims, if an adverse judgment in connection with such Third Party Claim would reasonably be expected to give the Indemnified Parties a claim for indemnification under any provision of this Section 8.02(a);
(iv)any failure by CSC to perform or comply with any of its covenants or agreements set forth in this Agreement or any of the Transaction Documents;
(v)any payment in respect of any Dissenting Shares, and any other Damages paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares, to the extent in excess of the consideration otherwise payable in respect of such Dissenting Shares under the terms of this Agreement;
(vi)any claim asserted or held by any current, former, or alleged securityholder, in such Person’s capacity (or alleged capacity) as a securityholder of CSC, relating to this Agreement, any Transaction Document, or any of the transactions contemplated hereby or thereby;
(vii)any Indemnified Liabilities;
(viii)any CSC Expenses in excess of $1,800,000 in the aggregate; and
(ix)any of the matters described on Schedule 8.02(a).

(b)    Parent shall defend, indemnify and hold harmless the CSC Securityholders (the “CSC Indemnified Parties”) from and against all Damages paid, incurred, suffered or sustained by any CSC Indemnified Party resulting from, arising out of, or relating to any of the following:

(i)    any breach of or inaccuracy in, as of the date hereof or as of the First Effective Time, a representation or warranty of Parent contained in this Agreement or any certificate delivered pursuant to this Agreement, without giving effect to any qualifications based on the word “material” or similar phrases (including Material Adverse Effect) limiting the scope of such representation or warranty;
(ii)    Third Party Claims following the Closing, including the costs of defending against and settling any such Third Party Claims, if an adverse judgment in connection with such Third Party Claim would reasonably be expected to give the CSC Indemnified Parties a claim for indemnification under any provision of this Section 8.02(b); and
(iii)    any failure by Parent or Subco to perform or comply with any of its covenants or agreements set forth in this Agreement or the Transaction Documents.

(c)    Any Person providing indemnification pursuant to the provisions of this Section 8.02 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.02 is hereinafter referred to as an “Indemnified Party.”

(d)    The CSC Securityholders (including any officer or director of CSC or its Subsidiaries) shall not have any right of contribution, indemnification or right of advancement from the Surviving Company or Parent with respect to any Damage claimed by an Indemnified Party.

(e)    Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the purchase price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Law.

(f)    Notwithstanding any other provision of this Agreement to the contrary, this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties from and after the First Effective Time for any claims arising under this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 8.02(f) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of any party (and this Article VIII shall not be the sole and exclusive remedy of an Indemnified Party) in connection with a claim based on fraud committed by such party.

SECTION 8.03    Limitations on Indemnification.

(a)    Threshold.
(i)    The Parent Indemnified Parties, as a group, may not recover any Damages pursuant to Section 8.02(a)(i) unless and until the Parent Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $190,000 in Damages (the “Threshold”) in the aggregate, in which case the Parent Indemnified Parties shall be entitled to recover all Damages paid, incurred, suffered or sustained by the Parent Indemnified Parties as a group (subject to the other provisions of this Article VIII).
(ii)    The CSC Indemnified Parties, as a group, may not recover any Damages pursuant to Section 8.02(b)(i) unless and until the CSC Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least the Threshold in Damages in the aggregate, in which case the CSC Indemnified Parties shall be entitled to recover all Damages paid, incurred, suffered or sustained by the CSC Indemnified Parties as a group.

(b)    Caps; Recovery from Escrow Fund.
(i)    The Parent Indemnified Parties’ first source of recovery for indemnification claims under Section 8.02 shall be recourse against the Escrow Account, but if the Escrow Account is insufficient to satisfy any amounts of Damages indemnified hereunder, the Parent Indemnified Parties shall be entitled to recover the excess Damage by exercising its right to offset such excess (such excess, an “Excess Damage “) against any and all Milestone Payments as provided in Section 8.06.
(ii)    Except in the case of fraud, and indemnification claims for breaches of or inaccuracies in the Special Representations, the maximum amount that the Parent Indemnified Parties may recover for indemnification claims under Section 8.02(a)(i) and the maximum amount that the CSC Indemnified Parties may recover for indemnification claims under Section 8.02(b)(i) shall be limited to the Escrow Amount.
(iii)    The Parent Indemnified Parties shall be entitled to satisfy any amounts owing in respect of indemnification claims under Section 8.02(a) in respect of Excess Damages through the exercise by Parent of its right to offset such Excess Damages against any and all Milestone Payments as provided in Section 8.06, subject to the limits of this Section 8.03.
(iv)    Except in the case of a CSC Securityholder who has committed fraud, the sole source of recovery of a Parent Indemnified Party pursuant to Section 8.02(a) shall be recourse against the Escrow Account and the exercise of offset rights pursuant to Section 8.06.
(v)    The maximum liability of Parent pursuant to Section 8.02(b) shall be twenty-five percent (25%) of the Closing Common Stock Consideration; provided, however, that that the foregoing shall not limit the liability of Parent if it has committed fraud.

(c)    Insurance; Mitigation. The amount of any Damages for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Damages (net of any costs to recover such insurance payments and any increased premiums resulting therefrom). Each Indemnified Party shall act in good faith and a commercially reasonable manner to mitigate any Damages they may pay, incur, suffer or sustain for which indemnification is available hereunder to the extent required by applicable Law. Notwithstanding the foregoing or anything in this Agreement to the contrary, no Indemnified Party shall have any obligation to seek recovery from any third party or pursue recovery under any insurance policy with respect to any Damage.

(d)    Effect of Knowledge and Investigation. The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Damages or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by CSC or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, or the receipt of any certificate or opinion, will not affect the right to indemnification, compensation or reimbursement, payment of Damages, or any other remedy. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

(e)    Fraud. Nothing in this Agreement shall limit the liability of any Indemnifying Party in connection with a claim based on fraud committed by such Indemnifying Party.

(f)    Consequential Damages. Notwithstanding anything else herein to the contrary, in no event shall any Indemnifying Party be liable to any Indemnified Party hereunder for any unforeseeable consequential, special, indirect, exemplary or punitive damages, except to the extent required to be paid pursuant to a Third Party Claim.

SECTION 8.04    Procedures.

(a)    Third Party Claims.
(x)In the event that an Indemnified Party receives notice of the assertion of any claim or the commencement of any claim or similar proceeding by a third party in respect of which such Indemnified Party reasonably believes indemnity may be sought under the provisions of this Article VIII (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party (and, if such Indemnifying Party is a CSC Securityholder, the CSC Representative) in writing of such Third Party Claim (such notice, a “Notice of Claim”). If the Indemnified Party fails to timely notify the Indemnifying Party of the Notice of Claim and the Indemnifying Party is prejudiced by reason of such failure, the Indemnifying Party will not be obligated to indemnify the Indemnified Party to the extent of such prejudice. The Notice of Claim shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount or method of computation of the amount of such claim, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party and such other information with respect thereto as the Indemnifying Party may reasonably request.
(xi)The Indemnifying Party will have twenty (20) Business Days from the date on which the Indemnifying Party received the Notice of Claim (the “Indemnifying Party Defense Review PeriodIndemnifying Party Defense Review Period”) to notify the Indemnified Party that the Indemnifying Party desires to assume the control of the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel reasonably acceptable to the Indemnified Party and at the sole cost and expense of the Indemnifying Party (a “Third Party DefenseThird Party Defense”). If the Indemnifying Party assumes the Third Party Defense in accordance herewith, (A) the Indemnified Party may retain separate co-counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnifying Party shall have failed during the Indemnifying Party Defense Review Period to assume the defense of such Third Party Claim; (B) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, delayed or conditioned; (C) the Indemnifying Party shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation; (D) the Indemnifying Party shall conduct the Third Party Defense actively and diligently and provide copies of all correspondence and related documentation in connection with the Third Party Defense to the Indemnified Party; and (E) the Indemnified Party will provide reasonable cooperation in the Third Party Defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Notwithstanding the foregoing, if counsel for the Indemnified Party reasonably determines that there is an actual conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such Third Party Claim or that there are legal defenses available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, then counsel for the Indemnified Party shall be entitled, if the Indemnified Party so elects, to conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnified Party and the Indemnifying Party shall be liable for the reasonable legal fees and expenses of the Indemnified Party; provided, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim.
(xii)During the Indemnifying Party Defense Review Period and thereafter (if the Indemnifying Party does not assume the Third Party Defense prior to the end of the Indemnifying Party Defense Review Period), the Indemnified Party shall have the right to assume the Third Party Defense with counsel of its choice and the Indemnifying Party shall be liable for the reasonable legal fees and expenses of the Indemnified Party (provided, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim); provided, however, that the Indemnifying Party shall have the right, at its expense, to participate in such Third Party Defense but the Indemnified Party shall control the investigation, defense and settlement thereof. The Indemnified Party shall conduct the Third Party Defense actively and diligently, and the Indemnifying Party will provide reasonable cooperation in the Third Party Defense. The Indemnified Party shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner and on such terms as it may deem appropriate without the consent of the Indemnifying Party; provided, however, that the amount of any settlement made or entry of any judgment entered into by the Indemnified Party without the consent of the Indemnifying Party shall not be determinative of the validity of the Claim or the amount of the Losses related to such matter.
(xiii)Notwithstanding the foregoing, the Indemnifying Party will not be entitled to assume the Third Party Defense if:
(a)the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;
(b)the Third Party Claim relates to or arises in connection with any criminal action, indictment or allegation;
(c)a legal conflict exists between the Indemnified Party and the Indemnifying Party in respect of the Third Party Claim; or
(d)the Third Party Claim would give rise to Damages which are more than the amount indemnifiable by the Indemnifying Party pursuant to this Article VIII.

(b)    Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article VIII that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

SECTION 8.05    Escrow Account; CSC Expenses Escrow Account.

(a)    By delivering the Requisite Stockholder Approval or the Option Cancellation Agreements, the CSC Securityholders shall be deemed to have consented to the right of (i) Parent or any Parent Indemnified Party to collect from the Escrow Account the amount of any Damages payable to Parent or any of Parent Indemnified Parties in accordance with this Article VIII as and when Parent or any of the Parent Indemnified Parties incurs or suffers such Damages and (ii) Parent to collect from the CSC Expenses Escrow Account the CSC Expenses Escrow Amount as provided in Section 8.05(b)(i).

(b)    Escrow Period; Release of Escrow Account. The Escrow Account shall commence on the Closing Date and terminate on the fifteen (15) month anniversary of the Closing Date (such date of termination, the “Termination Date”, and such period, the “Escrow Period”).
(i)    If the CSC Expenses Offset Payments that are received by CSC or its Affiliates equal at least $1,800,000 on or before the first anniversary of the Closing Date, Parent shall direct the Escrow Agent to release and distribute the CSC Expenses Escrow Amount to the CSC Representative for distribution to the CSC Securityholders in accordance with the Consideration Spreadsheet; provided, however, that Parent may withhold from such distribution such amount of shares of Parent Common Stock (valued at $7.13 per share) equal to the amount of any CSC Expenses in excess of $1.8 million that have not been taken as a reduction to the Closing Transaction Value. If the CSC Expenses Offset Payments do not equal $1,800,000 on or before the first anniversary of the Closing Date, the CSC Representative shall direct the Escrow Agent to release and distribute to Parent an amount equal to $1,800,000 minus the amount of the

CSC Expenses Offset Payments that have actually been received as of such anniversary (valuing the shares of Parent Common Stock included in the CSC Expenses Escrow Amount at $7.13 per share) and the remainder of the CSC Expenses Escrow Amount shall be distributed to the CSC Representative for further distribution to the CSC Securityholders in accordance with the Consideration Spreadsheet.
(ii)    As soon as practical after the Termination Date, Parent shall direct the Escrow Agent to release and distribute to the CSC Representative for distribution to the CSC Securityholders in accordance with the Consideration Spreadsheet all shares of Parent Common Stock comprising the Escrow Amount in the Escrow Account that are not subject to an unresolved Notice of Claim.

(c)    Claims Upon Escrow Account. In the event that a Parent Indemnified Party delivers a Notice of Claim, it shall deliver such Notice of Claim to the Escrow Agent. Thirty (30) calendar days after receipt by the Escrow Agent and CSC Representative of a Notice of Claim (the “Claim Payment Date”), the Escrow Agent shall deliver to Parent from the Escrow Amount shares of Parent Common Stock (valued at $7.13 per share) equal to such Damages, unless the CSC Representative has previously delivered to the Escrow Agent and Parent Indemnified Party a Notice of Objection in respect of such Notice of Claim.

(d)    Notice of Objection. In the event the CSC Representative intends to dispute a Notice of Claim, it shall deliver a written notice to the Escrow Agent and Parent prior to the Claim Payment Date that specifies in reasonable detail the CSC Representatives good faith objections to the Notice of Claim (such a notice, a “Notice of ObjectionNotice of Objection”). If the CSC Representative delivers a Notice of Dispute, Parent and the CSC Representative shall work together in good faith to resolve such dispute and shall, upon such resolution, jointly instruct the Escrow Agent as necessary to implement such resolution. If the CSC Representative shall not deliver a Notice of Objection prior to the Claim Payment Date, the CSC Representative and the CSC Securityholders shall be deemed to have irrevocably waived any right to object to such Notice of Claim.

SECTION 8.06    Offset Rights.

(a)    Parent shall have the right and is hereby authorized at any time and from time to time to set off and apply against any and all Milestone Payments the amount of any Damages specified in a Notice of Claim delivered by Parent hereunder prior to the date of the Milestone Payment against which such set off is applied, including Parent’s good faith estimate of any Damages identified on such Notice of Claim which have not been liquidated (the amount so withheld and set-off pursuant to this Section 8.06, the “Offset Amount”); provided, however, that the Offset amount shall be subject to the limitations of this Article VIII.

(b)    In the event Parent exercises its set off rights pursuant to Section 8.06(a) and withholds an Offset Amount from any Milestone Payment, Parent shall notify the CSC Representative thereof in writing (the “Offset Notification”) no later than two (2) Business Days after such Milestone Payment is due, which Offset Notification shall describe in particular the claim for indemnification with respect to which such set off rights have been exercised.

(c)    In the event Parent exercises its set off rights pursuant to Section 8.06(a) and withholds an Offset Amount from any Milestone Payment with respect to any Damages specified in the applicable Notice of Claim, upon the final resolution, in accordance with the provisions of this Article VIII, of the claim for indemnification with respect to which the Notice of Claim is delivered, Parent shall cause the CSC Representative to be paid the excess, if any, of the Offset Amount over the amount of Damages to which Parent has been finally determined to be entitled in connection with such resolution.

SECTION 8.07    CSC Representative.

(a)    Appointment. By virtue of the adoption of this Agreement and the approval of the Mergers by the CSC Stockholders, each CSC Stockholder (regardless of whether or not such CSC Stockholder votes in favor of the adoption of this Agreement and the approval of the Mergers, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the date hereof, Jason Livingston, as his, her or its true and lawful agent and attorney-in-fact to enter into any CSC Document and the Transactions, and to: (i) give and receive notices and communications to or from Parent and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby; (ii) authorize deliveries (including by means of not objecting to claims) to Parent or any other Parent Indemnified Party of cash from the Escrow Amount in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Party, including by not objecting to claims thereto) and authorize payments by the Escrow Agent in accordance with the terms of the Escrow Agreement; (iii) object to any Notice of Claim; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to any such Notice of Claim; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim or any dispute between the parties to this Agreement or any CSC Securityholder that is related to this Agreement or the Transactions; (vi) amend this Agreement, the Escrow Agreement or any other agreement related to this Agreement or the

Transactions; (vii) take any and all actions and do any and all things which this Agreement specifies that the CSC Representative can or shall do; and (viii) take all actions necessary or appropriate in the judgment of the CSC Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.

(b)    Acceptance. Jason Livingston hereby accepts his appointment as CSC Representative.

(c)    No Revocation; Replacement. Each CSC Stockholder acknowledges that Parent is relying and shall rely on the authority of the CSC Representative granted hereunder and will be materially prejudiced if this authority is revoked. Each CSC Stockholder hereby agrees that it shall indemnify the Parent Indemnified Parties for any Damages suffered as a result of a revocation by such CSC Stockholder of the authority granted hereunder other than as provided for herein. Notwithstanding the forgoing, the Person serving as the CSC Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Amount upon not less than ten (10) days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld. No bond shall be required of the CSC Representative, and the CSC Representative shall receive no compensation for his services. Notices or communications to or from the CSC Representative shall constitute notice to or from each of the CSC Securityholders.

(d)    No Liability. To the maximum extent permitted by applicable Law, the CSC Representative shall not be liable to any CSC Securityholder for any act done or omitted under this Agreement or under the Escrow Agreement as the CSC Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Notwithstanding anything in this Agreement to the contrary, in no event shall the CSC Representative be liable under this Agreement or any CSC Documents to CSC Securityholders for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), regardless of whether or not any such damages were foreseeable or contemplated and even if the CSC Representative has been advised of the likelihood of such loss or damage. Each CSC Securityholder, severally and not jointly in accordance with his, her or its Pro Rata Portion, shall indemnify the CSC Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the CSC Representative and arising out of or in connection with the acceptance or administration of his duties hereunder or under the Escrow Agreement. To the extent that any distributions of the Escrow Amount are being made to the CSC Securityholders pursuant to the terms of the Escrow Agreement, the CSC Representative may receive reimbursement from the CSC Securityholders (i) directly out of any such distributions that are being made to the CSC Securityholders or (ii) directly from the CSC Securityholders (with each CSC Securityholder severally but not jointly liable in accordance with his, her or its Pro Rata Portion) for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the CSC Representative in the performance or discharge of his rights and obligations under this Agreement; provided, however, that neither Parent nor the Surviving Company shall have any liability with respect to such items. No provision of this Agreement or any of the transactions contemplated hereby shall require the CSC Representative to expend or risk his own funds or otherwise incur any financial liability in the exercise or performance of any of his powers, rights, duties or privileges under this Agreement, the Escrow Agreement or any CSC Document or any of the transactions contemplated hereby. Furthermore, the CSC Representative shall not be required to take any action unless the CSC Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the CSC Representative against the costs, expenses and liabilities which may be incurred by the CSC Representative in performing such actions.

(e)    Notice. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the CSC Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the CSC Securityholder and shall be final, binding and conclusive upon each such CSC Securityholder; and each Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such CSC Securityholder. Each Parent Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the CSC Representative.

ARTICLE IX
Termination
SECTION 9.01    Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time (notwithstanding the approval of this Agreement by Parent’s stockholders or the CSC Stockholders):

(a)    by mutual agreement of CSC and Parent;

(b)    by Parent if the Requisite Stockholder Approval shall not have been obtained by CSC and delivered to Parent within four (4) hours after the execution and delivery of this Agreement by Parent and CSC;

(c)    by Parent or CSC if the Closing Date shall not have occurred by June 15, 2014 (the “End DateEnd Date“); provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing Date to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(d)    by Parent if any applicable Law shall be in effect which has the effect of making the Mergers illegal or otherwise prohibits or prevents consummation of the Mergers, provided that in the case of any such applicable Law that is an Order, such Order has become final and non-appealable;

(e)    by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of CSC contained in this Agreement such that the conditions set forth in Section 7.02(a) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to CSC; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured or;

(f)    by Parent or CSC if any condition for the Closing set forth in Article VII becomes incapable of being fulfilled by the End Date other than as a result of the breach of this Agreement by the party seeking termination; or

(g)    by CSC if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.03(a) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured.

SECTION 9.02    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of material provisions of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 10.09 (Public Announcements), and Article X (General Provisions) and this Section 9.02 shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE X
General Provisions

SECTION 10.01    Notices. All notices and other communications hereunder will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

If to Parent:

Neostem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10107
Telephone: 212-584-4171
Facsimile: 646-514-7787
Attention: Catherine Vaczy, General Counsel

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, NJ 07068
Telephone: 973-597-2500
Facsimile: 973-597-2300
Attention: Alan Wovsaniker and Ethan Skerry

If to CSC:

California Stem Cell, Inc.
18301 Von Karman Ave., Suite 130
Irvine, CA 92612
Telephone: 949-725-1750
Facsimile: 949-725-1756

With a copy (which shall not constitute notice) to:

K&L Gates LLP
1 Park Plaza
Twelfth Floor
Irvine, CA 92614
United States of America
Telephone: 949-253-0900
Facsimile: 949-253-0902
Attention: Michael Hedge

If to the CSC Representative:

Jason Livingston
c/o K&L Gates LLP
1 Park Plaza
Twelfth Floor
Irvine, CA 92614
United States of America
Telephone: 949-253-0900
Facsimile: 949-253-0902
Attention: Michael Hedge

If to the Escrow Agent, as provided in the Escrow Agreement

SECTION 10.02    Expenses. Except as otherwise provided in this Agreement, each party hereto shall be responsible for its own expenses incident to this Agreement and the Transactions.

SECTION 10.03    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)    Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Mergers and the other Transactions or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings related hereto except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each party hereto and the CSC Stockholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the CSC Securityholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The parties hereto and the CSC Securityholder hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

(c)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

SECTION 10.04    Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned, and any attempted assignment shall be null and void. Parent may assign all of its rights under this Agreement to any Affiliate of Parent or any third party that acquires all or substantially all of the assets of Parent, or more than 50% of the outstanding stock of Parent, whether by sale, consolidation, merger or otherwise; provided that the assignee assumes all of the obligations of Parent hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that Article VIII shall also be for the benefit of the Parent Indemnified Parties and the CSC Indemnified Parties.

SECTION 10.05    Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, by facsimile or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

SECTION 10.06    Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 10.07    Entire Agreement. This Agreement, including the Schedules and Exhibits attached thereto and any written agreement entered into by Parent, CSC and the CSC Representative concurrently herewith, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

SECTION 10.08    Amendment and Modification. This Agreement may only be amended or modified in a writing signed by the party against whom enforcement of such amendment or modification is sought.

SECTION 10.09    Public Announcement. Except as may otherwise be required by Law or requirements of any national securities exchange on which Parent Common Stock is quoted or listed, prior to the Closing, neither CSC, the CSC Representative nor the CSC Stockholders shall issue any press release or otherwise make any public disclosures regarding this Agreement or the Transactions or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of Parent. In the event that any such press release or other public disclosure shall be required by Law or applicable Exchange requirements, the party required to make such release or disclosure shall consult with Parent, with respect to the form and substance of such release or disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.

SECTION 10.10    Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 10.10, the CSC Securityholders are deemed to have agreed that any amendment of this Agreement signed by the CSC Representative shall be binding upon and effective against the CSC Securityholders whether or not they have signed such amendment.

SECTION 10.11    Disclosures Generally. Notwithstanding anything to the contrary contained in the CSC Disclosure Schedules or in this Agreement, the information and disclosures contained in any CSC Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other CSC Disclosure Schedule as though fully set forth in such CSC Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any CSC Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

SECTION 10.12    Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and CSC, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.11, the CSC Stockholders are deemed to have agreed that any extension or waiver signed by the CSC Representative shall be binding upon and effective against all CSC Stockholders whether or not they have signed such extension or waiver.

SECTION 10.13    Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

SECTION 10.14    Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

SECTION 10.15    Schedules. All references herein to schedules refer to the CSC Disclosure Schedules unless otherwise specified.

SECTION 10.16    Specific Performance and Other Remedies.

(a)    The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b)    Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEOSTEM, INC.

By:	/s/ Robin L. Smith
Name: Robin L. Smith
Title: Chief Executive Officer

CALIFORNIA STEM CELL, INC.

By:	/s/ Hans Keirstead
Name: Hans Keirstead
Title: Chief Executive Officer
CSC REPRESENTATIVE By: /s/ Jason Livingston
Jason Livingston

NBS ACQUISITION SUB I, INC.

By:	/s/ Robin L. Smith
Name: Robin L. Smith
Title: Chief Executive Officer

NBS ACQUISITION SUB II, LLC

By:	/s/ Robin L. Smith
Name: Robin L. Smith
Title: Manager

EXHIBIT A
Form of Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of _________________, 2014, by and among NeoStem, Inc., a Delaware corporation (“Parent”), California Stem Cell, Inc., a Delaware corporation (“CSC”), Jason Livingston, solely in his capacity as the stockholders representative (the “CSC Representative”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

RECITALS

WHEREAS, Parent, NBS Acquistion Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Subco”), NBS Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Subco II”), CSC and the CSC Representative have entered into an Agreement and Plan of Merger dated as of April 11, 2014 (the “Merger Agreement”), pursuant to which, among other things, (a) Subco will merge with and into the CSC (the “First Merger”), with CSC surviving the First Merger, and (b) as soon as practicable thereafter, CSC, as the surviving company of the First Merger, will merge with and into Subco II (the “Second Merger” and together with the First Merger, the “Mergers”), with Subco II surviving the Second Merger as the Surviving Company;

WHEREAS, the Merger Agreement contemplates the establishment of an Escrow Account for the deposit by Parent of a portion of the Merger Consideration to be held in escrow until the Termination Date, and to be subsequently released and distributed to the CSC Representative for distribution to the CSC Securityholders; and

WHEREAS, pursuant to Section 8.06 of the Merger Agreement, Jason Livingston has been irrevocably appointed by the CSC Securityholders to serve as the CSC Representative in connection with all matters under this Agreement and the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Defined Terms.

1.1 Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

1.2 As used in this Agreement, “Escrowed Shares” refers to the [ ] shares of Parent Common Stock being issued and deposited into the Escrow Account pursuant to Sections 3.04(b)(iv) and (vi) of the Merger Agreement.

Section 2. Escrow and Indemnification.

2.1 Appointment of Escrow Agent; Shares and Stock Powers Placed in Escrow. Continental Stock Transfer & Trust Company is hereby appointed to serve as Escrow Agent hereunder, and Continental Stock Transfer & Trust Company hereby agrees to serve as Escrow Agent hereunder. In accordance with the terms, conditions and procedures of Sections 3.04, 3.05 and 8.05 of the Merger Agreement, promptly at or immediately following the First Effective Time, (a) Parent shall issue certificates for the Escrowed Shares registered in the name of the Escrow Agent evidencing [ ] shares of Parent Common Stock to be held in escrow under this Agreement, and shall deliver or cause such certificates to be delivered to the Escrow Agent, and (b) the CSC Representative shall deliver to the Escrow Agent an “assignment separate from certificate” (“Stock Power”) endorsed by him in blank.

2.2 Escrow Account. The Escrow Agent agrees to accept delivery of the Escrowed Shares and to hold the Escrowed Shares in a separate escrow account (such account, the “Escrow Account”), subject to the terms and conditions of this Agreement and the Merger Agreement.

2.3 Voting of Escrow Shares. The Escrow Agent, as record owner of the Escrowed Shares, shall exercise all voting rights with respect to such Escrowed Shares in accordance with Section 3.05 of the Merger Agreement, upon receipt of written instructions from the CSC Representative. In the absence of such instructions, the Escrow Agent shall vote the Escrowed Shares as directed by Parent. The Escrow Agent shall deliver to the CSC Representative any proxy materials or other documents relating to the Escrowed Shares received from time to time by the Escrow Agent from Parent but shall not be obligated to distribute such documents to the CSC Securityholders.

2.4 Reports. Upon the request of either Parent or the CSC Representative, the Escrow Agent shall provide a statement to the requesting party that describes any deposit, distribution or investment activity or deductions with respect to shares of Parent Common Stock held in the Escrow Account in addition to quarterly account statements from the Escrow Agent.

2.5 Dividends, Etc. Parent and the CSC Representative, on behalf of each of the CSC Securityholders, agree that any shares of Parent Common Stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent) shall not be distributed or issued to the beneficial owners of such Escrowed Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account. Any securities or other property received by the Escrow Agent in respect of any Escrowed Shares held in escrow as a result of any stock split or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock, or change of Parent Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent, or otherwise, shall be held by the Escrow Agent as part of the Escrow Account.

2.6 Transferability. Except as expressly provided for herein or by operation of law, the interests of the CSC Securityholders in the Escrow Account shall not be assignable or transferable.

2.7 Trust Fund. The Escrow Account shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Escrow Agent, any CSC Securityholder or Parent, respectively, or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Account until the Termination Date (as defined in Section 3.3 of this Agreement).

Section 3. Release of Escrow Shares.

3.1 General. (a) Within ten (10) calendar days after (i) thirty (30) calendar days from the date that the Escrow Agent receives written instructions from the Parent (a “Parent Notice”) that have been concurrently delivered by Parent to the CSC Representative and have not been objected to by the CSC Representative within such thirty (30) calendar day period, (ii) joint written instructions from Parent and the CSC Representative (“Joint Instructions”) or (iii) a final and non-appealable order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of any Escrowed Shares from the Escrow Account or (b) in accordance with Section 3.3 hereof, the Escrow Agent shall release or cause to be released any such Escrowed Shares and any other amounts from the Escrow Account, in the amounts, to the Persons and in the manner set forth in such Parent Notice, Joint Instructions, Court Order or as provided in Section 3.3 of this Agreement, as applicable. If a Notice of Claim is sent under Section 8.05 of the Merger Agreement and the CSC Representative does not provide a Notice of Objection as provided in Section 8.05 within thirty (30) calendar days, the Escrow Agent shall make the distribution requested by the Notice of Claim without action by the CSC Representative.

3.2 Distributions. For purposes of this Agreement, all distributions to the CSC Securityholders shall be made based on the Consideration Spreadsheet, which is attached hereto as Schedule 1, except that no fractional shares shall be issued, and all amounts released from the Escrow Account and distributed to the CSC Representative on behalf of the CSC Securityholders shall be rounded up or down pursuant to Section 3.04(i) of the Merger Agreement.

3.3 Release of the Escrowed Shares.

(a) (i)    Promptly following the Termination Date, the Escrow Agent shall release and distribute to the CSC Representative for distribution to the CSC Securityholders (in accordance with the Consideration Spreadsheet) all shares of Parent Common Stock in the Escrow Account that are not subject to an unresolved Notice of Claim.

3.4 Distributions. Whenever a distribution of a number of shares of Parent Common Stock is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Parent’s stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective Stock Powers, together with the specific instructions, as appropriate. Within five (5) Business Days prior to the date the Escrow Agent is required to make a distribution of shares of Parent Common Stock or other property (including ordinary cash dividends) to the CSC Representative pursuant to the terms of this Agreement, the Escrow Agent shall provide the CSC Representative and the Parent with a notice specifying that a distribution will be made. The Escrow Agent shall make the appropriate distributions to the CSC Representative for distribution to the Persons listed on Schedule 1 in accordance with the terms hereof. Any distributions to Parent pursuant to the terms of this Agreement shall be made to the address set forth in Schedule 2 hereto.

3.5 Disputes. All disputes, claims, or controversies arising out of or relating to Section 3 of this Agreement that are not resolved by mutual agreement between Parent and the CSC Representative shall be resolved solely and exclusively as set forth in Section 8.05 of the Merger Agreement by the CSC Representative and the Parent.

Section 4. Fees and Expenses.

The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 3. In accordance with Schedule 3, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Parent.

Section 5. Limitation of Escrow Agent’s Liability.

5.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document reasonably believed by it, and in all instances in good faith, to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence, bad faith or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice, the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

5.2 Parent and the CSC Representative, acting on behalf of the CSC Securityholders hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 6. Termination.

This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Account in accordance with Section 3 of this Agreement.

Section 7. Successor Escrow Agent.

7.1 In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than sixty (60) calendar days after it is given to all the other parties hereto. In such event, Parent may appoint a successor Escrow Agent (acceptable to the CSC Representative, acting reasonably). If Parent fails to appoint a successor Escrow Agent within fifteen (15) calendar days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent and the CSC Representative as to the transfer of the Escrow Accounts to a successor Escrow Agent.

7.2 The Escrow Agent may be removed (with or without cause) at any time upon mutual agreement by Parent and the CSC Representative, provided that the Escrow Agent receives no less than thirty (30) calendar days prior written notice of such removal. Upon the effectiveness of such removal, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Account as depositary. The Escrow Agent shall refrain from taking any action until it receives joint written instructions from Parent and the CSC Representative designating a successor escrow agent. The Escrow Agent shall deliver the Escrow Account to such successor escrow agent in accordance with such instructions.

Section 8. CSC Representative.

Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor CSC Representative, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the CSC Representative to act on behalf of the CSC Securityholders.

Section 9. Miscellaneous.

9.1 Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170
Facsimile: (646) 514-7787
Attention: Catherine M. Vaczy
Vice President - General Counsel

with a copy, which shall not constitute notice, to:

Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, NJ 07068
Facsimile: (973) 597-2565
Attention: Alan Wovsaniker and Ethan Skerry

if to the CSC Representative:

Jason Livingston
c/o K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, CA 92614
Telephone: (949) 253-0900
Facsimile: (949) 253-0902
Attention: Michael Hedge

if to the Escrow Agent:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attention: John W. Comer, Jr.
Facsimile: [ ]

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt, which shall be promptly confirmed by Escrow Agent. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

9.3 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.4 Counterparts and Exchanges by Facsimile or Other Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 3.5 of this Agreement, in any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York; and (c) each of the parties irrevocably waives the right to trial by jury.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. No direct or indirect interest in the Escrow Account or the shares of Parent Common Stock held in the Escrow Account may be sold, assigned, transferred or pledged except by operation of law.

9.7 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.8 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the CSC Representative and the Escrow Agent; provided, however, that any amendment executed and delivered by the CSC Representative shall be deemed to have been approved by and duly executed and delivered by all of the CSC Securityholders.

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.10 Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

9.11 Entire Agreement. This Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

9.12 Cooperation. The CSC Representative on behalf of the CSC Securityholders and Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and other instruments and to take such other actions as may be reasonably requested by Parent, the CSC Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

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IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

NEOSTEM, INC.

By:
Name: Robin L. Smith
Title: Chief Executive Officer

CALIFORNIA STEM CELL, INC.

By:
Name:
Title:
CSC REPRESENTATIVE By:
Name:

CONTINENTAL STOCK & TRANSFER COMPANY By:
Name: Title:

EXHIBIT B
Form of Restrictive Covenants Agreement

RESTRICTIVE COVENANTS AGREEMENT
This RESTRICTIVE COVENANTS AGREEMENT, dated April 11, 2014 (the “Agreement”) is by and between NEOSTEM, INC., a Delaware corporation (“Parent”), CALIFORNIA STEM CELL, INC., a Delaware corporation (“CSC”), and Hans Keirstead (the “Lock-Up Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to those terms in the Merger Agreement.
RECITALS
A.Concurrent with the execution of this Agreement, CSC, Parent, NBS Acquisition Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Subco”), and NBS Acquisition Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Subco II”), have entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) pursuant to which (i) Subco will be merged with and into CSC, with CSC continuing as the surviving company and as a direct wholly owned subsidiary of Parent (the “First Merger”) and (ii) as soon as practicable thereafter, CSC will be merged with and into Subco II (the “Second Merger” and together with the First Merger, the “Mergers”), with Subco II surviving the Second Merger, in each case on the terms and subject to the conditions set forth in the Merger Agreement.

B.Lock-Up Stockholder is the record and beneficial owner of a substantial number of equity securities of CSC (the “Shares”), in the classes, amounts and percentages set forth opposite Lock-Up Stockholder’s name on Schedule A hereto.

C.Lock-Up Stockholder is a key employee of CSC, has obtained and developed extensive and valuable knowledge and confidential information concerning the CSC Business and, in the course of his employment with CSC, has developed on behalf of the CSC Group significant goodwill that is now a significant part of the value of the CSC Group.

D.Pursuant to and subject to the terms and conditions of the Merger Agreement, Parent intends to acquire all of the outstanding capital stock of CSC, including the Shares, and the Lock-Up Stockholder will receive significant consideration in connection with the consummation of the Mergers.

E.Parent wishes to protect its investment in the assets, business and goodwill of the CSC Group pursuant to the Merger Agreement, including the confidential and proprietary information possessed by the Lock-Up Stockholder, by restricting the activities of Lock-Up Stockholders which might compete with or harm such assets, business or goodwill.

F.Lock-Up Stockholder is entering into this Agreement in order to induce Parent to consummate the Transactions.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, CSC and the Lock-Up Stockholder, intending to be legally bound, hereby agree as follows:
1.Disclosure. Lock-Up Stockholder hereby agrees to permit CSC and Parent to publish and disclose in any press release or disclosure document which Parent and CSC reasonably determine to be necessary or desirable in connection with the Transactions Lock-Up Stockholder’s identity and ownership of the Shares and the nature of Lock-Up Stockholder’s commitments, arrangements and understandings under this Agreement.

2.Transfer Restrictions.
(a)Lock-Up Stockholder hereby agrees not to sell, pledge, hypothecate, offer to sell, contract to sell (including, without limitation, any short sale), grant any option, right or warrant to purchase or otherwise transfer, assign or dispose of, directly or indirectly (“Transfer”) without the consent of Parent, (i) any Shares at any time or (ii) any shares of Parent Common Stock received by Lock-Up Stockholder as Closing Merger Consideration (“Lock-Up Shares”); provided that, on the first Business Day following the six-month anniversary of the First Effective Time, the Transfer restriction in subclause (ii) of this Section 2(a) shall lapse with respect to 50% of the Lock-Up Shares and the remaining 50% of the Lock-Up Shares shall remain subject to such Transfer restriction until the one-year anniversary of the First Effective Time. No Transfer in violation of this Section 2(a) will be effective for any purpose or confer on any transferee or purported transferee any rights whatsoever.
(b)Notwithstanding anything contained in this Agreement to the contrary, the Lock-Up Stockholder may transfer Parent Common Stock received as Closing Merger Consideration in accordance with the Exchange Act and the Securities Act to a spouse, a lineal ancestor or descendant, or adopted child, of the Lock-Up Stockholder, or a trust for the primary benefit of the Lock-Up Stockholder or the foregoing individuals; provided, however, that the transferee of such Parent Common Stock shall agree to be bound by the limitations set forth in this Agreement.
(c)Lock-Up Stockholder shall be entitled to the right to receive dividends on and to vote such Parent Common Stock for any and all purposes.

(d)In addition to any legends that may be required by state securities or other applicable laws and the Merger Agreement, Lock-Up Stockholder acknowledges that the stock certificates evidencing Parent Common Stock issued as Closing Merger Consideration will be endorsed with the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, AS SET FORTH IN A RESTRICTIVE COVENANTS AGREEMENT ENTERED INTO BETWEEN NEOSTEM, INC. AND THE HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF NEOSTEM, INC.
Parent shall remove and/or cause the transfer agent of the Parent Common Stock to remove, the above legend set forth on any and all stock certificate(s) representing shares of Parent Common Stock in connection with the issuance to Lock-Up Stockholder of a new stock certificate or certificates without such legend, promptly following (i) the expiration of any Transfer restrictions imposed hereunder upon the Lock-Up Shares held by Lock-Up Stockholder and (ii) the surrender to Parent or the transfer agent by the Lock-Up Stockholder of the stock certificate or certificates bearing such legend for reissuance of stock certificates without such legend as to those Lock-Up Shares to which the Transfer restrictions imposed hereunder have expired.
(e)Notwithstanding anything to the contrary set forth in this Agreement, Parent may, in its sole and absolute discretion, at any time and from time to time, waive any of the restrictions contained in Section 2 of this Agreement as such restrictions apply to the Lock-Up Shares.

(f)The restrictions on the Transfer of Lock-Up Shares covered by this Agreement shall also apply to any securities issued to Lock-Up Stockholder in the event of a stock dividend or distribution, a forward or a reverse stock split or other reclassification of shares of Parent Common Stock to the extent and for the duration that the shares of Parent Common stock with respect to which such securities were issued are subject to the Transfer restrictions hereunder.

3.Representations and Warranties of Lock-Up Stockholder. Lock-Up Stockholder represents and warrants to Parent as follows:

(a)Lock-Up Stockholder is the sole record and beneficial owner of the class and number of Shares set forth opposite Lock-Up Stockholder’s name on Schedule A hereto. On the date hereof, the Shares set forth opposite the Lock-Up Stockholder’s name on Schedule A hereto constitute all of the shares or other securities of CSC owned of record or beneficially by Lock-Up Stockholder or with respect to which Lock-Up Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument.

(b)Lock-Up Stockholder has the legal capacity, power and authority to enter into and perform all of Lock-Up Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Lock-Up Stockholder will not violate any other agreement to which Lock-Up Stockholder is a party. This Agreement has been duly and validly executed and delivered by Lock-Up Stockholder and constitutes a valid and binding agreement enforceable against Lock-Up Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Lock-Up Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Lock-Up Stockholder of the transactions contemplated hereby. If Lock-Up Stockholder is married and Lock-Up Stockholder’s Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Lock-Up Stockholder’s spouse, enforceable against such person in accordance with its terms.

(c)None of the execution and delivery of this Agreement by Lock-Up Stockholder, the consummation by Lock-Up Stockholder of the transactions contemplated hereby or compliance by Lock-Up Stockholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Lock-Up Stockholder is a party or by which Lock-Up Stockholder or any of its properties or assets may be bound, or (ii) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to Lock-Up Stockholder or any of its properties or assets.

(d)Lock-Up Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Lock-Up Stockholder’s execution and delivery of this Agreement. Lock-Up Stockholder understands and acknowledges that the restrictive covenants contained in Sections 5 through 7 hereof are reasonable with respect to their duration and scope, and reasonable and necessary to protect legitimate business interests and trade secrets of CSC and are an essential part of this Agreement and the Transactions and constitute a material inducement to Parent to enter into and perform its obligations under the Merger Agreement.

4.Stop Transfer.

(a)Lock-Up Stockholder agrees and covenants to Parent that Lock-Up Stockholder shall not request that CSC register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Lock-Up Stockholder’s Shares, unless such transfer is made in compliance with this Agreement.

(b)Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger Agreement, the term “Shares” shall be deemed to refer to and include any and all shares into which or for which any or all of the Shares may be changed or exchanged, including, without limitation, shares of Parent Common Stock issued in respect thereof in connection with the Merger Agreement or otherwise, and appropriate adjustments shall be made to the terms and provisions of this Agreement.

5.Restriction on Competition. Until the 3-year anniversary of the date hereof (the “Non-Compete Term”), Lock-Up Stockholder shall not, directly or indirectly, for Lock-Up Stockholder’s own account or as an employee, officer, director, partner, joint venture, shareholder, investor, consultant or in any other capacity whatsoever (except as an investor in a corporation whose stock is publicly traded and in which the Lock-Up Stockholder holds less than one percent (1%) of the outstanding shares), engage in, render advice or services to, or promote any business (other than that of Parent or any of its Affiliates, including the CSC Business) that (a) designs, develops, markets, sells, licenses or otherwise commercializes any product or technology substantially similar in nature to the CSC Technology, or (b) competes with the CSC Business.

6.Non-Solicitation of Employees. During the Non-Compete Term, the Lock-Up Stockholder shall not, either directly or indirectly, either alone or in concert with others, solicit or encourage any employee of or consultant of the CSC Business to leave the CSC Business.

7.Non-Solicitation of Customers. During the Non-Compete Term, the Lock-Up Stockholder shall not, on Lock-Up Stockholder’s own behalf or on behalf of any other Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, solicit or attempt to solicit in any manner, or induce or attempt to induce, any customers of the CSC Business to divert or take away all or any portion of its or their business or otherwise cease or diminish its or their relationship with the CSC Business.

8.Further Assurances. From time to time until the expiration of the Lock-Up Period, at Parent’s request and without further consideration, Lock-Up Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

9.Miscellaneous.

(a)Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)Certain Events. Lock-Up Stockholder agrees that this Agreement and the obligations hereunder shall attach to each Lock-Up Stockholder’s Shares and Lock-Up Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares and/or Lock-Up Shares shall pass, whether by operation of law or otherwise, including without limitation, Lock-Up Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares and/or Lock-Up Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

(c)Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Parent in the case of an assignment by any Lock-Up Stockholder and Lock-Up Stockholder in the case of any assignment by Parent; provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

(d)Amendment and Modification. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

(e)Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy or other electronic transmission, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, (ii) upon confirmation via telecopy or other electronic transmission, (iii) upon actual delivery via overnight courier upon or (iv) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

If to the Lock-Up Stockholder, to the address set forth for the Lock-Up Stockholder on Schedule A to this Agreement.

If to Parent:

Neostem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10107
Telephone: 212-584-4171
Facsimile: 646-514-7787
Attention: Catherine Vaczy
Vice President - General Counsel

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, NJ 07068
Telephone: 973-597-2500
Facsimile: 973-597-2300
Attention: Alan Wovsaniker and Ethan Skerry

(f)Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Agreement in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)Specific Performance. Each of the parties hereto agrees, recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach any aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements (without any requirement to post bond or other security and without having to prove actual damages) and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h)Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such right or other right, power or remedy or to demand such compliance.

(j)No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(k)Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

(l)Submission to Jurisdiction. Each party to this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the state or federal courts located within the jurisdiction of the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each party to this Agreement hereby irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 8(e). Each party to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(m)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS RESTRICTIVE COVENANTS AGREEMENT.

(n)Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(o)Counterparts. This Agreement may be executed in counterparts, each of which will be considered one and the same Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Signature page to Restrictive Covenants Agreement]

IN WITNESS WHEREOF, Parent, CSC and Lock-Up Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

NEOSTEM, INC.

By:
Name:
Title:

CALIFORNIA STEM CELL, INC.

By:
Name:
Title:

LOCK-UP STOCKHOLDER:

Hans Keirstead, Ph.D.

Schedule A

Name	CSC Securities	Address

Hans Keirstead	4,081,876	c/o California Stem Cell Inc. 18301 Von Karman Ave., Suite 130 Irvine, CA 92612 Telephone: 949-725-1750 Facsimile: 949-725-1756

EXHIBIT D
Form of Joinder Agreement

JOINDER Agreement
THIS JOINDER AGREEMENT (this “Agreement”) is made as of [____], 2014 by and between NeoStem, Inc., a Delaware corporation (“Parent”), and the undersigned holder of an interest in California Stem Cell, Inc. (the “CSC Interest”) set forth on the signature page hereto (the “CSC Stockholder”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 11, 2014, by and among Parent, NBS Acquisition Sub I, Inc., a Delaware corporation (“Subco”), NBS Acquisition Sub II, LLC, a Delaware limited liability company (“Subco II”), California Stem Cell, Inc., a Delaware corporation (“CSC”) and Jason Livingston, solely in his capacity as the stockholders representative (the “CSC Representative”), (a) Subco will be merged with and into CSC, (b) as soon as practicable thereafter, CSC will be merged with and into Subco II (collectively, the “Merger”), and (c) in connection with the Merger, all of the capital stock and other equity securities of CSC will be cancelled and converted into the right to receive the consideration set forth in the Merger Agreement.
WHEREAS, as a condition and inducement to the willingness of Parent, Subco and Subco II (collectively, the “Parent Parties”) to enter into the Merger Agreement, the Parent Parties have required that each of the CSC Stockholders enter into this Agreement.
WHEREAS, in order to induce the Parent Parties to consummate the Merger and the other transactions contemplated by the Merger Agreement, the undersigned CSC Stockholder is willing to enter into this Agreement.
Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent and CSC Stockholder agree as follows:

1.Representations as to Enforceability of this Agreement and Related Matters. CSC Stockholder hereby represents and warrants to the Parent Parties as follows:

(a)Such CSC Stockholder’s address set forth on the signature page hereto is accurate and complete.
(b)CSC Stockholder has duly completed and validly executed the applicable Investor Questionnaire attached hereto as Exhibit A (CSC Stockholder to check applicable box):
(i) such CSC Stockholder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) (which definition is included in the Investor Questionnaire attached hereto as Exhibit A).
(ii) such CSC Stockholder is not an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.
(c)Such CSC Stockholder has been furnished with, and has had access to, such information as he, she or it considers necessary or appropriate for deciding whether to approve the Merger and acquire Parent Common Stock pursuant to the Merger Agreement, including the Merger Agreement, the CSC Disclosure Schedules and Parent’s reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including the financial statements filed therewith (which are available at www.sec.gov). Such CSC Stockholder acknowledges and agrees that neither Parent nor any Person on its behalf makes any representation or warranty concerning the value of the Parent Common Stock to be issued pursuant to the Merger Agreement or any other matter related to Parent (except for the representations and warranties of Parent in the Merger Agreement).
(d)CSC Stockholder understands and acknowledges that its, his or her investment in the shares of Parent Common Stock involves a high degree of risk and has sought such accounting, legal and tax advice as it, he or she has considered necessary to make an informed investment decision with respect to its, his or her acquisition of the shares of Parent Common Stock.
(e)CSC Stockholder is acquiring the Parent Common Stock for investment for its, his or her own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and CSC Stockholder has no present intention of Transferring any of such securities in violation of any applicable securities laws and regulations and has no contract, undertaking, agreement or arrangement with any person regarding the Transfer of such securities in violation of any applicable securities laws and regulations.
(f)CSC Stockholder, if it is an entity, has all necessary entity power and authority or, if such CSC Stockholder is an individual, has the legal capacity, to enter into this Agreement and any Transaction Documents to which it, he or she, as the case may be, is a party and to perform its, his or her covenants and obligations under this Agreement and such Transaction Documents.  If such CSC Stockholder is an entity, the execution and delivery of this Agreement and any Transaction

Documents to which such CSC Stockholder is a party and the performance by such CSC Stockholder of its, his or her covenants and obligations under this and any such Transaction Documents have been duly authorized by all necessary entity action on the part of such CSC Stockholder and no further action is required on the part of such CSC Stockholder to authorize this Agreement and any Transaction Documents to which such CSC Stockholder is a party or the performance by such CSC Stockholder of its covenants and obligations hereunder or thereunder.  Each of this Agreement and the Transaction Documents to which such CSC Stockholder is a party has been duly executed and delivered by such CSC Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such CSC Stockholder, enforceable against such CSC Stockholder in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general and rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.
(g)CSC Stockholder has no right, title or interest in or to any interest in the CSC Group other than the CSC Interest and is the sole record and beneficial owner of the CSC Interest. Such CSC Interest is not subject to any Liens or to any rights of first refusal of any kind, and such CSC Stockholder has not granted any rights to purchase such CSC Interest to any other Person, except as may arise under the Investor Agreements. Such CSC Stockholder has the sole right to transfer such CSC Interest to Parent, subject to the Investor Agreements.
(h)The execution and delivery by CSC Stockholder of this Agreement, and the performance by CSC Stockholder of its, his or her covenants and obligations hereunder will not, conflict with any provision of the organizational documents of CSC Stockholder if CSC Stockholder is an entity.
(i)CSC Stockholder has received a copy of the Merger Agreement, CSC Disclosure Schedules, and Financial Statements and has read and understands the scope and effect of the provisions thereof and has had the opportunity to discuss the foregoing with CSC Stockholder’s professional advisors to the extent CSC Stockholder has deemed necessary. Without limiting the foregoing, CSC Stockholder acknowledges that it has reviewed the representations and warranties of Parent set forth in Article IV of the Merger Agreement.
(j)CSC Stockholder understands that the Parent Common Stock issued in the Mergers constitutes “restricted securities” and have not been registered under the Securities Act or qualified under any applicable state securities law by reason of their issuance in a transaction that does not require registration or qualification (based in part on the accuracy of the representations and warranties of the Investor contained herein), and that such securities must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration. CSC Stockholder hereby agrees that Parent may insert the following or similar legend on the face of the certificates evidencing the Parent Common Stock, if required in compliance with federal and state securities laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NOR UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO A VALID EXEMPTION THEREFROM UNDER THE SECURITIES ACT.”
(k)The representations and warranties of CSC Stockholder set forth herein are true and correct on the date hereof, will be true and correct as of the Effective Time and shall survive such date until the one year anniversary of the Effective Time.

2.Joinder to the Merger Agreement; Appointment of CSC Representative.

(a)CSC Stockholder hereby acknowledges and agrees that it, he or she is a CSC Stockholder for all purposes of and under the Merger Agreement and, accordingly, agrees to be bound by the terms thereof, solely in its, his or her capacity as such CSC Stockholder and as fully as though CSC Stockholder were a signatory thereto, including but not limited to being severally and not jointly liable with respect to the indemnification obligations of the CSC Stockholders under Article VIII.
(b)CSC Stockholder hereby irrevocably nominates, constitutes and appoints the CSC Representative as its, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution, to take such actions as are permitted under the express terms of the Merger Agreement, and to make any decisions required or permitted to be taken by the CSC Representative under the Merger Agreement in accordance with Section 8.7 thereof (including the right to take any action that the CSC Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification under Article VIII of the Merger Agreement).

3.Transfer of Securities. CSC Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, grant an option with respect to, transfer or otherwise dispose of the shares of Parent Common Stock issued in the Mergers or any interest in such shares of Parent Common Stock to any Person, or (b) enter into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, granting of an option with respect to, transfer of or other disposition of such shares of Parent

Common Stock or any interest therein to any Person (i) during the Lock-Up Period (as defined hereinafter) applicable thereto or (ii) at any point following the expiration of the Lock-Up Period, except in the case of this clause (ii) (A) if prior to the date on which all shares of Parent Common Stock issued to CSC Stockholder in connection with the Transactions may be sold without restriction pursuant to Rule 144 promulgated under the Securities Act, (1) such CSC Stockholder shall have given Parent written notice of such proposed transfer prior to the time of such transfer, stating the name and address of the transferee and identifying the securities proposed to be transferred; (2) if requested by Parent, such CSC Stockholder shall have furnished to Parent an opinion of counsel, reasonably satisfactory to Parent, to the effect that such transfer will not require registration of such securities under the Securities Act; and (3) immediately following such transfer the further disposition of such securities by such transferee shall be restricted to the extent required under the Securities Act, (B) on or after the date on which such shares of Parent Common Stock may be sold without restriction pursuant to Rule 144 promulgated under the Securities Act or (C) pursuant to an effective registration statement respect to such shares of Parent Common Stock. The term “Lock-Up Period” means, with respect to the shares of Parent Common Stock issued to CSC Stockholder at the Closing, the period of twelve months commencing on the Closing Date; provided, however, that the Lock-Up Period shall cease to apply to fifty percent of such shares of Parent Common Stock on the six-month anniversary of the Closing Date.

4.Confidentiality. CSC Stockholder hereby agrees that all confidential and/or proprietary information of CSC obtained by CSC Stockholder prior to the Effective Time, as well as the terms of this Joinder Agreement and the other agreements contemplated hereby or documents referenced herein shall be kept confidential by CSC Stockholder and shall not be used by CSC Stockholder for any purpose (other than disclosures to managers, advisors or equity holders of the CSC Stockholder on a need to know basis in connection with the approval of the Merger Agreement and who are bound by similar obligations of confidentiality, if applicable); provided, however, that (a) CSC Stockholder may disclose such information or terms if required to do so by applicable Law, provided that CSC Stockholder promptly notifies Parent (in advance, to the extent reasonably practicable) of disclosing such information and takes reasonable steps to minimize the extent of any such required disclosure; (b) if CSC Stockholder is an investment fund, CSC Stockholder may disclose the terms of the Joinder Agreement and the Merger Agreement to its limited partners to the extent required pursuant to the terms of its limited partnership agreement (or comparable governing fund document) and to prospective investors who agree to keep such terms confidential; (c) following any public announcement of the Merger by Parent, CSC Stockholder may disclose the terms of the Merger Agreement that are disclosed by Parent in such public announcement; (d) CSC Stockholder may disclose such information or terms to the extent they become generally available to the public other than by virtue of a breach of this provision by such CSC Stockholder or its Affiliates; and (e) CSC Stockholder may disclose such information or terms to its Affiliates and his, her or its Affiliates’ respective professional advisers and, if CSC Stockholder is not a natural person, to its employees or the employees of its Affiliates, in each case, who: (i) need to know such information; and (ii) agree to keep it confidential. CSC Stockholder shall be responsible for any action taken by his, her or its Affiliates and its and their respective professional advisers and employees that, if such action had been taken by CSC Stockholder, would have constituted a breach of this Section 4.

5.Waiver and Release; Termination of CSC Interest.

Effective upon the Closing, the undersigned hereby irrevocably waives, releases and discharges Parent, Merger Sub, each Person in the CSC Group, the Surviving Entity and each of their Subsidiaries from any and all obligations and liabilities to the undersigned of any kind or nature whatsoever, whether in its capacity as a stockholder, member, employee, manager, officer or director of any Person in the CSC Group (including, without limitation, in respect of rights of contribution or indemnification) as to facts, conditions, transactions, events or circumstances on or prior to the First Effective Time, and the undersigned shall not seek to recover any amounts in connection therewith or thereunder from Parent, Merger Sub, each Person in the CSC Group, the Surviving Entity and/or any of their Subsidiaries; provided, however, that this Section 4(a) is not intended to affect any rights any of the parties hereto may have under the Merger Agreement or under any other Contract that the undersigned may have with Parent, Merger Sub, each Person in the CSC Group, the Surviving Entity relating to the continued employment by any of those entities, or the engagement by any of those entities as a consultant, of the undersigned in each case following the First Effective Time.

(a)The undersigned (i) represents, warrants and acknowledges that the undersigned has been fully advised by the undersigned’s attorney of the contents of Section 1542 of the Civil Code of the State of California and (ii) hereby expressly waives the benefits thereof and any rights that the undersigned may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
(b)CSC Stockholder agrees that, upon the First Effective Time, such CSC Stockholder forfeits and relinquishes any right, title or interest in or to such CSC Stockholder’s CSC Interest.

1.Miscellaneous.

(a)Effectiveness. This Agreement will only be effective upon the occurrence of the Closing. In the event the Closing does not occur (including as a result of the termination of the Merger Agreement), this Agreement shall be null and void and of no further force or effect. No amendment of this Agreement shall be effective unless in writing signed by Parent and CSC Stockholder.
(b)Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be made and given in compliance with the provisions of the Merger Agreement.
(c)Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
(d)Third Party Beneficiaries. CSC, the Surviving Company, the CSC Representative and each of the other CSC Stockholders are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against the undersigned in accordance with its terms.
(e)Entire Agreement; Assignment. This Agreement, the Transaction Documents, the exhibits and schedules thereto, and the documents and instruments and other agreements among the parties hereto and thereto referenced herein and therein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) other than the third party beneficiaries referenced in Section 5(d), are not intended to confer upon any other Person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder or thereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder and thereunder.
(f)Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(g)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(h)Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Merger and the other transactions contemplated by this Agreement or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings related hereto except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each party hereto and the CSC Stockholders irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.
(i)Legal Counsel. The parties hereto acknowledge that Lowenstein Sandler LLP (“LS”) has represented Parent and K&L Gates LLP (“K&L Gates”) has represented CSC, in each case in connection with the negotiation and execution of this Agreement, the Merger Agreement, the Transaction Documents and the Transactions, and neither LS nor K&L Gates has undertaken to represent any other party in connection herewith or therewith.

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IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first set forth above.
Parent:                                    CSC Stockholder:
NEOSTEM, INC.
By:                                     By:
Name:                                     Name (Please print):
Title:                                     Title:

CSC Interest Held:
Common Stock:
Preferred Stock:
Stock Options:

Address:

Email Address:

EXHIBIT A
Investor Questionnaire
This confidential Investor Questionnaire (this “Questionnaire”) must be completed by each CSC Stockholder in connection with the issuance of Parent Common Stock in connection with the Merger (the “Securities”). Any CSC Stockholder who is not able to complete this Questionnaire and certify that he, she or it qualifies as an “accredited investor” as defined under the Securities Act of 1933, as amended (the “Act”), will not be eligible to receive Securities pursuant to the Merger. The Securities will be issued by Parent in accordance with the terms set forth in the Merger Agreement without registration under the Act and the securities laws of certain states, in reliance on the exemptions contained in Section 4(2) of the Act and/or on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Parent must determine that each CSC Stockholder meets certain suitability requirements before offering or selling Securities to such CSC Stockholder and will use this Questionnaire to determinate whether such investor will meet the applicable suitability requirements. The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemptions from registration is based in part on the information herein supplied.
This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Your answers will be kept strictly confidential. However, by signing this Questionnaire, you will be authorizing Parent to provide a completed copy of this Questionnaire to such parties as Parent deems appropriate in order to ensure that the offer and sale of the Securities will not result in a violation of the Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to acquirors of the Securities. All potential investors must answer all applicable questions and complete, date and sign this Questionnaire. Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.

A.    Background Information.
Name:________________________________________________________________________
Business Address:_______________________________________________________________
(Number and Street)

______________________________________________________________________________
(City) (State)                    (Zip Code)

Telephone Number:________________________________

Social Security or Taxpayer Identification No.________________________________________

If an individual:
Age:_____________        Citizenship:____________
If a corporation, partnership, limited liability company, trust or other entity:
Type of entity:_________________________________________________________________
State of formation:______________________    Date of formation:____________________

B.    Status as Accredited Investor (Please initial (i) or (ii)).
_____ (i) The undersigned is not an “accredited investor” as such term is defined in Regulation D under the Act, or
_____ (ii) The undersigned is an “accredited investor” as such term is defined in Regulation D under the Act, as at the time of the sale of the Securities the undersigned falls within one or more of the following categories (Please initial one or more, as applicable):
_____    (1)    a bank as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment CSC Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment CSC licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with the investment decisions made solely by persons that are accredited investors;
_____    (2)    a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
_____    (3)    an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets in excess of $5,000,000;
_____    (4)    a natural person whose individual net worth (see definition below), or joint net worth with that person’s spouse, at the time of such person’s acquisition of the Securities exceeds $1,000,000;
_____    (5)    a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
_____    (6)    a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities offered, whose acquisition of the Securities is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and
_____    (7)    an entity in which all of the equity owners are accredited investors (as defined above).
As used in this Questionnaire, the term “net worth” means the excess of total assets over total liabilities. In computing net worth for the purpose of subsection (4) above, the value of the principal residence of the investor must be excluded, provided, however, that if the amount of mortgage or other indebtedness secured by the investor’s primary residence exceeds the value of the residence and the lender has other recourse against the investor, the excess must be deducted from the investor’s net worth. In determining income, the investor should add to the investor’s adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, contributions to an IRA or KEOGH retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Questionnaire as of the date last written below, and declares under oath that it is truthful and correct.

___________________________________
(print name of CSC Stockholder)

By: ________________________________
(signature of CSC Stockholder)

Title:_______________________________
(required for any CSC Stockholder that is a corporation, partnership, trust or other entity)

Date: ____________________________